================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                      ------------------------------------

                                AMENDMENT NO. 4


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                       UTAH RESOURCES INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                      UTAH
         (State or Other Jurisdiction of Incorporation or Organization)

                                      6552
            (Primary Standard Industrial Classification Code Number)

                                   87-0273519
                    (I.R.S. Employer Identification Number)

                       UTAH RESOURCES INTERNATIONAL, INC.
                        297 WEST HILTON DRIVE, SUITE #4
                             ST. GEORGE, UTAH 84770
                                 (801) 628-8080
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                  Gerry Brown
                       Utah Resources International, Inc.
                        297 West Hilton Drive, Suite #4
                             St. George, Utah 84770
                                 (801) 628-8080

(Name, Address Including Zip Code, and Telephone Number, Including Area Code, of
                               Agent For Service)

      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:
                                  Alan B. Roth
                        Wildman, Harrold, Allen & Dixon
                             225 West Wacker Drive
                          Chicago, Illinois 60606-1229
             (312) 201-2633/telephone and (312) 201-2555/facsimile


          Approximate date of commencement of proposed sale to the public February 10, 1999 for the Round Up Option Offering and June 18, 1999, for the Returned Shares Option Offering.


    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                      ------------------------------------
                        CALCULATION OF REGISTRATION FEE


- ----------------------------------------------------------------------------------------------------------------------------------
                                                                        PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
              TITLE OF EACH CLASS                   AMOUNT TO BE         OFFERING PRICE           AGGREGATE          REGISTRATION
        OF SECURITIES TO BE REGISTERED               REGISTERED             PER UNIT            OFFERING PRICE          FEE(3)
- ----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, $0.10 par value................ 1,000,000(1)(2)(3)           $3.35              $3,350,000(3)          $988.25
- ----------------------------------------------------------------------------------------------------------------------------------



(1) This figure represents the maximum number of shares of Common Stock which will be offered to the Company's shareholders pursuant to the 1,000 to 1 reverse stock split and: (a) the Round Up Option Offering, where any shareholder of the Company holding fewer than 1,000 shares of Common Stock or any increment thereof, may (i) purchase additional shares in order to "round up" to the equivalent of 1,000 shares at a purchase price of $3.35 per share, or (ii) sell such shares to the Company based upon a pre-reverse-split price of $3.35 per share; and (b) the Returned Shares Option Offering, where remaining shareholders of the Company, except for IMCC, (following the reverse stock split) may purchase on a pro rata basis, those shares which the Company redeemed from those fractional shareholders who elected NOT to round up.


(2) This figure does not reflect fractional shares which may be held by brokerage firms or other third party nominees.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o), since it is not clear how many shareholders will participate and how many shares will be available in the Round Up Option Offering and the Returned Shares Option Offering.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
================================================================================

                 SUBJECT TO COMPLETION, DATED DECEMBER 29, 1998



                       UTAH RESOURCES INTERNATIONAL, INC.
                                PROXY STATEMENT
                  FOR AN ANNUAL MEETING OF THE SHAREHOLDERS OF
                       UTAH RESOURCES INTERNATIONAL, INC.
                         ------------------------------
                                   PROSPECTUS
                 RELATED TO 1,000,000 SHARES OF COMMON STOCK OF
                       UTAH RESOURCES INTERNATIONAL, INC.

     This Prospectus is being furnished to holders of common stock, $0.10 par value per share (the "Common Stock") of Utah Resources International, Inc., a Utah corporation (the "Company"), in connection with solicitation of proxies by the Board of Directors of the Company for use at an annual meeting of the Company's shareholders (the "Annual Meeting") to be held at the Sheraton Four Points Hotel, 1450 South Hilton Drive, St. George, Utah 84770 on Monday, March 8, 1999 at 1:00p.m. M.S.T., and at any adjournment or postponement thereof to consider and vote upon, among other things, a 1,000 to 1 reverse stock split.




     This Prospectus constitutes a prospectus of the Company, with respect to the issuance and delivery of shares of Common Stock with respect to: (A) the Round Up Option Offering, pursuant to which Common Stock shall be offered to the Company's fractional shareholders (those shareholders holding fewer than 1,000 shares or any increment thereof) at $3.35 per share; and (B) the Returned Shares Option, pursuant to which Common Stock (which shares represent the Common Stock redeemed by the Company in the reverse stock split from those fractional shareholders who did NOT elect to round up) shall be offered to the Company's remaining shareholders following the reverse stock split, pursuant to the terms of a settlement agreement, dated as of June 26, 1996, by and among the Company,
R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd Jr., Mark G. Jones, Mark Technologies Corporation, Anne Morgan, Victoria Morgan, Inter-Mountain Capital Corp. ("IMCC"), John Fife and Robinson & Sheen, L.L.C. (the "1996 Settlement Agreement") and a stock purchase agreement, dated as of July 3, 1996, by and between the Company and IMCC (the "Stock Purchase Agreement").


     SEE "RISK FACTORS" BEGINNING ON PAGE 5, FOR MATERIAL RISKS RELATING TO AN INVESTMENT IN THE SECURITIES REFERRED TO HEREIN.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


ROUND UP OPTION OFFERING

                                                                          UNDERWRITING
                                                  PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                                   PUBLIC                 COMMISSIONS                COMPANY(1)(2)(3)(4)
                                                  --------               -------------              -----------

Per Share...............................      $3.35 per share                 -0-                      $3.35
Total...................................      $3.35 per share                 -0-                    $1,437,793


(1) Before deducting expenses estimated at $97,500, all of which are payable by the Company.


(2) Assuming all of the fractional shareholders (those holding fewer than 1,000 shares of Common Stock or an increment thereof as of November 19, 1997) elect to round up.

(3) The number of shares required to complete the Round Up Option Offering may vary due to transfers made by shareholders.

(4) This figure does not reflect fractional shares which may be held by brokerage firms or other third party nominees.


RETURNED SHARES OPTION OFFERING


                                                                               UNDERWRITING
                                                       PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                                        PUBLIC                 COMMISSIONS                COMPANY(1)(2)(3)(4)
                                                       --------               -------------              -----------
Per Share....................................      $3.35 per share                 -0-                      $3.35
Total........................................      $3.35 per share                 -0-                     $347,757


(1) Before deducting expenses estimated at $97,500, all of which are payable by the Company.


(2) Assuming no fractional shareholders elect to participate in the Round Up Option Offering and all of the remaining shareholders elect to participate in the Returned Shares Option Offering.

(3) The number of shares available for the Returned Shares Option Offering may vary due to transfers made by shareholders.

(4) This figure does not reflect fractional shares which may be held by brokerage firms or other third party nominees.


SUBJECT TO COMPLETION.

    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

    THE ATTORNEY-GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements and related notes thereto appearing elsewhere in this Prospectus.


                                  THE COMPANY


     Utah Resources International, Inc. ("URI" or the "Company") is a Utah corporation which was organized in 1966 as Utah Industrial, Inc. It was renamed Utah Resources International, Inc., in 1969. In 1981, the Company became a "reporting company" requiring it to file various reports with the Securities and Exchange Commission. The Company's executive offices are located at 297 West Hilton Drive, Suite #4, St. George, Utah 84770, (801) 628-8080.



     The Company is a real property development corporation. As of January 1, 1998, the Company directly owned approximately 400 acres of undeveloped land in St. George, Utah, approximately 354 acres of which are developable on which it conducts its real property development business, primarily through its wholly-owned subsidiary, Tonaquint, Inc. ("Tonaquint"). The Company also has interests in partnerships that own and are developing other real property in St. George, Utah. The Company also receives revenues from its ownership of overriding royalty interests in producing oil and gas leases in Utah and Wyoming, dating from the Company's historic business of acquiring and selling oil, gas and mineral leases.


     The Company's undeveloped real property is adjacent to Interstate Highway 15, which is a major traffic route from Salt Lake City, Utah to Las Vegas, Nevada and southern California. The Company's real estate development activities in recent years have concentrated on subdividing and selling improved lots for residential construction, as the financial condition of the Company and the St. George, Utah real estate market have permitted. The Company's lands include premium priced hillside view lots, as well as lower-priced lots. In addition, the Company pursues commercial real estate development of some of its undeveloped real property.

                                  THE OFFERING



     On July 3, 1996, the Company consummated a transaction with Inter-Mountain Capital Corp. ("IMCC"), whereby common stock representing 50.5% of the outstanding stock of the Company was transferred to IMCC for $3.35 per share, payable in accordance with the terms of the Stock Purchase Agreement by and between the Company and IMCC (the "Stock Purchase Agreement"). The transfer of such shares to IMCC was the product of the consummation of a Letter of Intent dated April 5, 1996, as amended (the "Letter of Intent"), the Stock Purchase Agreement, a settlement agreement by and among the Company, R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Mark G. Jones, Mark Technologies Corporation, Anne Morgan, Victoria Morgan, IMCC, John Fife and Robinson & Sheen, L.L.C. (the "1996 Settlement Agreement") and a settlement agreement, by and among the Company, John H. Morgan, Jr., Daisy R. Morgan, IMCC, John Fife, Robinson & Sheen, L.L.C.,
R. Dee Erickson, Lyle D. Hurd, Jr., and E. Jay Sheen (the "Morgan Settlement Agreement") (the Letter of Intent, Stock Purchase Agreement, 1996 Settlement Agreement and Morgan Settlement Agreement together are the "Transaction Agreements").




     The Transaction Agreements required, among other things, that the Company cause a reverse stock split to occur on the terms as provided therein and herein. A company with assets of over $10 million becomes a "reporting company" when its shareholders number 500 or more and it complies with applicable securities laws. To thereafter be allowed to become a "non-SEC reporting company" and cease reporting to the Securities and Exchange Commission, the number of shareholders must decline to less than 300 and the corporation must comply with applicable securities laws. The proposed transaction is designed to result in reducing the number of the Company's shareholders to less than 300, so that the Company will no longer be required to be a reporting company.



     At the Annual Meeting of Shareholders, scheduled for Monday, March 8, 1999 (the "Annual Meeting Date"), shareholders will be asked to consider and vote upon a proposal to amend the Company's Articles of Incorporation to effect a reverse split of the Company's issued and outstanding common stock as of 4:30 p.m. M.S.T., on Tuesday, March 16, 1999 (the "Effective Date") on the basis that each 1,000 shares of common, $.10 par value per share stock then outstanding ("Common Stock") will be converted into one share of common $100.00 par value per share stock (the "New Stock"), with shareholders holding less than 1,000 shares or any increment thereof (after being given an opportunity to purchase additional shares as needed to "round up" to the equivalent of 1,000 shares at a purchase price of $3.35 per share) being paid cash in exchange for their fractional shares at a pre-reverse-split price of $3.35 per share for each share outstanding as of Friday, February 5, 1999 (the "Record Date").



ROUND UP OPTION OFFERING

     If the reverse stock split is approved, any shareholder of the Company holding fewer than 1,000 shares of Common Stock or any increment thereof, may
(i) after providing notice to the Company of his/her/its intent to exercise the Round Up Option, as defined herein, purchase additional shares in order to "round up" to the equivalent of 1,000 shares at a purchase price of $3.35 per share (the "Round Up Option"), or (ii) sell such shares to the Company based upon a pre-reverse-split price of $3.35 per share.


     Also, as indicated above, a shareholder holding 1,000 shares or more (a "Non-Exercising Shareholder") will have such shares converted into one share of New Stock of the Company for each 1,000 shares of the Company's Common Stock owned, with Non-Exercising Shareholders given the option to (i) purchase additional shares in order to round up to the next increment of 1,000 shares at a purchase price of $3.35 per share, pursuant to the Round Up Option, or (ii) sell such fractional shares to the Company based upon a pre-reverse-split price of $3.35 per share.



PAYMENT TERMS TO SHAREHOLDERS WISHING TO EXERCISE THE ROUND UP OPTION

     In order for a fractional shareholder to round up (and forego the Cash Consideration) a shareholder must: (a) provide notice to the Company of its intent to exercise its option to "round up" no later than 10 days prior to the Effective Date, and (b) within 30 days after the Effective Date, each fractional shareholder must elect to round up by paying $3.35 in full and in cash for each 1/1000th share needed to round up the fractional shareholder's holdings to equal an aggregate of one whole share of New Stock. The amount of cash required to "round up" will be equal to the product of 1,000 minus the number of shares initially owned or that number of shares in excess of a multiple of 1,000 shares multiplied by $3.35. (For example, if a shareholder currently owns 500, 1,500 or 2,500 shares, the cost to "round up" would be $1,675 (500 x $3.35 = $1,675.)) A fractional shareholder who does not provide notice to the Company of its intent to exercise the "round up" option at least 10 days prior to the Effective Date shall only be entitled to receive the Cash Consideration and the fractional shareholder will be eliminated as a shareholder of the Company. A fractional shareholder who properly gave notice to the Company of its intent to exercise the "round up" option but who has not paid the full cash consideration within 30 days after the Effective Date, will be eliminated as a shareholder of the Company and shall only be entitled to receive the Cash Consideration.



RETURNED SHARES OPTION OFFERING


     As required by the terms of the Transaction Agreements, subsequent to the proposed reverse split, and subject to applicable state and federal securities and state corporate law, any Common Stock redeemed through the reverse split (the "Returned Shares") may be acquired by the remaining shareholders of the Company, other than IMCC, as of a record date five days prior to the effectuation of the reverse split (the "Returned Shares Record Date"), in increments of 1,000 shares (the "Returned Shares Option"), at a purchase price equal to the pre-reverse-split price of $3.35 per share (the "Returned Shares Purchase Price"). Only those shares for which the Company has received, within 80 days following the Effective Date, a fully and properly executed letter of transmittal accompanied by the required documents will qualify as Returned Shares for purposes of this Returned Shares Option. Such Common Stock shall be purchased in blocks of 1,000 shares of Common Stock such that each purchase of a 1,000 share block of Common Stock shall be converted into 1 share of New Stock. In the event the Returned Shares Option offering is over-subscribed, then each of the remaining exercising shareholders may purchase the Returned Shares on a pro-rata basis (as determined by the number of shares held by each of the exercising shareholders as of the Returned Shares Record Date less those shares held by IMCC) in blocks of not less than 1,000 shares. In the event of such over-subscription, each qualified shareholder could elect to purchase that percentage of Returned Shares equal to


                                       x
                                    -------
                                    (y -- z)

where "x" equals the number of New Stock shares owned by the qualified shareholder wishing to purchase the Returned Shares, "y" equals the total number of issued shares of New Stock, and "z" equals the number of New Stock shares owned by IMCC.


PAYMENT TERMS TO SHAREHOLDERS WISHING TO EXERCISE THE RETURNED SHARES OPTION OFFERING

     Twenty-five percent (25%) of the Returned Shares Purchase Price shall be payable in cash upon exercise, with the remaining balance of $2.51 per share being evidenced by a promissory note, payable in three years (the "Returned Shares Note"). Subject to applicable Internal Revenue Service rules, the Returned Shares Note shall bear simple interest at the short term applicable federal rate as stated in June 1996, which interest shall be payable annually in arrears. Payment of the Returned Shares Note will be secured by a pledge of the Returned Shares purchased, as converted into share(s) of New Stock, pursuant to a stock pledge agreement to be provided by the Company. Exercising shareholders purchasing Returned Shares shall be required to apply any dividends, distributions or other payments made to the shareholder of the Company on the Returned

Shares/New Stock to payment of the unpaid balance of the Returned Shares Note. Returned Shares purchased by an exercising shareholder shall be fully votable in accordance with the terms of the Company's organizational documents and other agreements binding the Company for so long as the exercising shareholder is not in default under the pledge agreement or the Returned Shares Note.



COMMON STOCK OFFERED PURSUANT TO THE ROUND UP OPTION........   429,192 Shares
Assuming all of the fractional shareholders (those holding
  fewer than 1,000 shares of Common Stock or any increment
  thereof) elect to round-up
The number of shares required to complete the Round Up
  Option Offering was detemined as of November 19, 1997
  and may vary due to transfers made by shareholders.
This figure does not reflect fractional shares which
  may be held by brokerage firms or other third party
  nominees.
COMMON STOCK OFFERED PURSUANT TO THE RETURNED SHARES           103,808 Shares
  OPTION....................................................
Assuming no fractional shareholders elect to participate in
  the Round Up Option and all of the remaining shareholders
  elect to participate in the Returned Shares Option
The number of shares available for the Returned Shares
  Option Offering may vary due to transfers made by
  shareholders.
This figure does not reflect fractional shares which may
  be held by brokerage firms or other third party nominees.
COMMON STOCK TO BE OUTSTANDING AFTER THE OFFERINGS
Assuming the Round Up Option is fully subscribed............   2,952,000 Shares
Assuming the Returned Shares Option is fully subscribed.....   2,522,808 Shares
COMMON STOCK TO BE OUTSTANDING AFTER THE CONVERSION TO NEW
  STOCK
Assuming the Round Up Option is fully subscribed............   2,952 Shares
Assuming the Returned Shares Option is fully subscribed.....   2,522 Shares



USE OF PROCEEDS



     The net proceeds to the Company from the sale of the approximately 429,192 shares of Common Stock offered by it pursuant to the Round Up Option, after deducting estimated offering expenses, are estimated at the maximum to be approximately $1,340,300, based upon an offering price of $3.35 per share of Common Stock and one hundred percent (100%) participation in the Round Up Option Offering. The 429,192 figure is based upon the number of fractional shares as of November 19, 1997. The number of shares required to complete the Round Up Option Offering may vary due to transfers made by shareholders. Furthermore, this figure does not reflect fractional shares which may be held by brokerage firms or other third party nominees. If there is one hundred percent (100%) participation in the Round Up Option Offering, then there will be no shares available for the Returned Shares Option Offering.



     If no shareholder participates in the Round Up Option Offering, then the Company shall be obligated to redeem the fractional shares (those shares held by shareholders who hold less than 1,000 shares or any increment thereof) at a purchase price of $3.35 per share. Those returned shares (approximately 103,808) in turn, will be available for purchase by the remaining shareholders, except for IMCC. The 103,808 figure is based upon the number of fractional shares as of November 19, 1997. The number of shares available for the Returned Shares Option Offering may vary due to transfers made by shareholders. Furthermore, this figure does not reflect fractional shares which may be held by brokerage firms or other third party nominees. The net proceeds to the Company from the sale of the 103,808 shares of Common Stock offered by it hereby pursuant to the Returned Shares Option offering, after deducting estimated offering expenses, are estimated at the maximum to be approximately $250,300, based upon an offering price of $3.35 per share of Common Stock, one hundred percent (100%) participation in the Returned Shares Option Offering, and including all proceeds from the sale including proceeds from the note, and excluding the cost of redeeming the fractional shares, pursuant to those shareholders who do not elect to exercise their Round Up Option.



     The principal purpose of the Round Up Option and the Returned Shares Option offerings are to fulfill the requirements of the Transaction Agreements, described herein, that is, to provide fractional shareholders the opportunity to purchase additional fractional shares to round up to one whole share of New Stock and thus remain a shareholder of the Company, and to provide remaining shareholders the opportunity to purchase Returned Shares, and thus, increase their interest in the Company. The Company intends to become a non-SEC reporting Company once the Reverse Split is successfully completed and as soon as permitted under applicable state and federal securities laws. Less than all of the securities offered may be sold, and thus, less than the maximum proceeds may be obtained. Consequently, the Company has no specific plan for the proceeds, other than for general corporate working capital purposes.

                             SUMMARY FINANCIAL DATA


     The Summary Financial Data are based on the historical financial statements of the Company, giving effect to the Round Up Option offering and the Returned Shares Option offering. The Summary Financial Data should be read in conjunction with the financial statements of the Company included elsewhere in the Prospectus.




                                                                                                                 Nine Months Ended
                                                                     DECEMBER 31,                             September 30
                                              ------------------------------------------------------------------------------------
                                                1993         1994        1995        1996        1997         1997         1998
                                              ---------   ----------   ---------   ---------   ---------     -------      --------
STATEMENT OF OPERATIONS DATA:
Sales......................................   $ 758,114   $2,274,222   $ 587,663   $ 451,406   $ 530,553     $517,066     $      --
Income (loss) from continuing operations...    (346,204)     718,512    (260,026)   (925,903)   (444,623)    (115,703)     (171,628)
Total discontinued operations..............     168,745      (31,416)   (489,593)     73,701          --           --            --
Net income (loss)..........................    (177,459)     687,096    (749,619)   (852,202)   (444,623)    (115,703)     (171,628)
Income (loss) per shares continued
operations...............................          (.12)         .54       (0.16)      (0.45)       (.18)       (0.05)        (0.07)
Income (loss) per share discontinued
  operations...............................          --           --       (0.30)      (0.04)         --           --            --
Total earnings (loss) per share............       $(.12)        $.54       $(.41)      $(.41)  $    (.18)     $ (0.05)    $   (0.07)




                                                                   DECEMBER 31,                                 September 30,
                                          ----------------------------------------------------------------------------------------
                                             1993         1994         1995         1996         1997         1997         1998
                                          ----------   ----------   ----------   ----------   ----------     --------      --------

BALANCE SHEET DATA:
Cash...................................   $  369,603   $2,138,795   $  765,831   $  517,858   $  163,230      $334,919    $  33,512
Real estate held for resale............      727,477      627,214      854,821      876,088      855,007       838,454    1,038,282
Total assets...........................    2,262,050    3,293,836    2,441,982    1,966,144    1,700,020     1,775,639    1,468,368
Notes payable..........................      702,611      657,545      599,627      599,627      285,794       287,838      581,578
Shareholders' equity (deficit) ........   $  978,008   $1,665,104   $1,065,322   $  729,597   $  284,974      $613,894    $ 113,346




                                                                      AS ADJUSTED
                                                         --------------------------------------
                                                                   September 30, 1998
                                                         --------------------------------------
                                                            (1)           (2)           (3)
BALANCE SHEET DATA:
Cash.................................................    $1,471,305    $       --    $       --
Real estate held for resale..........................     1,038,282     1,038,282     1,038,282
Total assets.........................................     2,896,161     1,596,018     1,184,421
Notes payable........................................       581,878       581,878       581,878
Shareholders' equity (deficit).......................    $1,551,139    $ (147,212)   $ (234,411)


- ------------



(1) ROUND UP OPTION OFFERING -- assumes all of the fractional shareholders (those holding fewer than 1,000 shares of Common Stock or any increment thereof) elect to round up for a total of 429,192 available shares, at $3.35 per share. The 429,192 figure is based upon the number of fractional shares as of November 19, 1997. The number of shares required to complete the Round Up Option Offering may vary due to transfers made by shareholders. Furthermore, this figure does not reflect fractional shares which may be held by brokerage firms or other third party nominees.



(2) RETURNED SHARES OPTION OFFERING -- assumes no fractional shareholders elect to participate in the Round Up Option offering and all of the remaining shareholders elect to participate in the Returned Shares Option offering, for a total of 103,808 available shares, at $3.35 per share. The 103,808 figure is based upon the number of fractional shares as of November 19, 1997. The number of shares available for the Returned Shares Option Offering may vary due to transfers made by shareholders. Furthermore, this figure does not reflect fractional shares which may be held by brokerage firms or other third party nominees. The Returned Shares Option Offering provides for shareholders to pay $.84 cash per share with the remaining balance of $2.51 per share being in the form of a note.




(3) RETURNED SHARES OPTION OFFERING -- assumes no fractional shareholders elect to participate in the Round Up Option offering and none of the remaining shareholders elect to participate in the Returned Shares Option offering, for a total of 103,808 available shares at $3.35 per share. The cash shortfall of $63,810 has been reflected as an increase to notes payable.

                                  RISK FACTORS


     Prospective purchasers of the Common Stock offered hereby, pursuant to the Round Up Option offering and the Returned Shares Option offering, as described herein, should consider carefully the risks associated with investing in the Common Stock of the Company, including the principal risk factors set forth below, as well as other information set forth in this Prospectus.



     RELIANCE UPON EXECUTIVE OFFICERS AND KEY EMPLOYEES. The success of the Company is highly dependent upon the efforts and abilities of its executive officers, particularly Mr. John Fife, the Company's President, CEO, CFO and Chairman of the Board. The loss of the services of executive officers or key employees for any reason could have a material adverse effect upon the Company's business, financial condition and results of operations.

     CONTROL BY PRINCIPAL SHAREHOLDER. IMCC currently owns 50.5% of the Company's Common Stock and holds a ten year option to purchase an additional number of shares necessary to maintain its 50.5% interest. As a result, John Fife, as the controlling shareholder of IMCC, will continue to be able to control the outcome of matters requiring a shareholder vote, including the election of directors. Such control could preclude any unsolicited acquisition of the Company and, consequently, adversely affect the market price of the Common Stock.


     REAL PROPERTY DEVELOPMENT ACTIVITIES. The real estate development industry in general and the residential real estate development industry in particular is a high risk industry, subject to changes in general economic conditions, fluctuating interest rates, and changing demand for the types of developments being considered. Volatility in local and regional land use demands, as well as changing supply and demand for the specific uses for which the real property is being developed are also factors in assessing the relative risks of the business. The demand for residential real estate development is particularly sensitive to changing interest rates and shifting demographics. Both of these factors affecting the demand for residential housing are highly unpredictable over both the short and long-term.

     GOVERNMENT REGULATION. Real estate development is a government regulated industry. The regulation of real estate development is the product of political and practical considerations. Regulation is carried out by municipal, county, state and federal agencies, but municipal and county governments have the greatest regulatory impact. The city of St. George, where the Company operates, has been adopting increasingly restrictive regulations associated with development activities, including the adoption of more restrictive building codes and ordinances, greater emphasis on land use planning, pressure to increase the number of low density residential developments, and heightened public concern aimed at limiting development as a means to control growth. Development in some areas close to the Company's property may be limited by governmental environmental protection activities. Government regulation can have an effect on the viability of real estate development by the Company.

     COMPETITION IN REAL ESTATE DEVELOPMENT. The real property development industry is highly competitive. Several development companies with interests in St. George have longer operating histories, greater financial strength and more experience in the industry than does the Company. The Company's development activities historically have represented less than 5% of total real estate development activity in the area in and around St. George, and, in management's view, that percentage is likely to decrease in the near term given the increase in overall development activities in the area. The perceived strength of the St. George real estate market has recently attracted many more developers to the area, thus increasing competition to the Company.


     REDUCTION IN INFORMATION REGARDING THE COMPANY. If the Reverse Split discussed in the Schedule 13e-3 and Proxy Statement, provided by the Company to its shareholders and dated as of February 10, 1999, is completed, the Company plans to cease to be an SEC reporting company, as soon as permitted under applicable state and federal securities laws. Deregistration would eliminate the Company's obligation to provide detailed information to the Company's shareholders concerning the Company's principal shareholders, directors and executive officers, compensation paid the Company's executives, audited financial statements and certain relationships in related transactions between the Company's insiders and the Company, which under certain circumstances could better enable the Company's shareholders to assess the financial operations and policies of a corporation.



     LOSS OF PRESTIGE. If the Reverse Split discussed in the Schedule 13e-3 and Proxy Statement is completed, the Company plans to cease to be an SEC reporting company as soon as permitted under applicable state and federal securities laws. There will likely be a loss of prestige that being a reporting company provides.



     LOSS OF EASE OF VALUATION OF STOCK. If the Reverse Split discussed in the
Schedule 13e-3 and Proxy Statement is completed, the Company plans to cease to be an SEC reporting company as soon as permitted under applicable state and federal securities laws. There could be a loss of ease of valuation of stock where there is active trading of such shares on an established securities exchange. There has been no such active trading with the Company's Common Stock.



     DECREASED LIQUIDITY. If the Reverse Split discussed in the Schedule 13e-3 and Proxy Statement is completed, the Company plans to cease to be an SEC reporting company as soon as permitted under applicable state and federal securities laws. There will likely be a decreased liquidity to the remaining shareholders due to the fact that there is a less public market for the Company's stock.



     NO FUTURE PUBLICLY OFFERED SALES OF SECURITIES. If the Reverse Split discussed in the Schedule 13e-3 and Proxy Statement is completed, the Company plans to cease to be an SEC reporting company as soon as permitted under applicable state and federal securities laws. The Company will lose the potential flexibility for current or future financing of corporate expansion through the building of a more broad equity base through publicly offered sales of securities.





     HISTORY OF PAYMENT OF DIVIDENDS. Over the past ten years the Company's shareholders have received only one $.10 dividend. Accordingly, historically, investors have not received a significant return on this investment through dividends, and the Board of Directors will have broad discretion with respect to whether dividends will be distributed in the future.




     SIGNIFICANT UNALLOCATED NET PROCEEDS. The Company has no specific allocations for the Company's anticipated net proceeds from the Round Up Option offering and the Returned Shares Option offering. Accordingly, the Board of Directors of the Company will have broad discretion with respect to the use of such unallocated net proceeds. See "Use of Proceeds."


                                  THE COMPANY

     The Company was organized in 1966 as Utah Industrial, Inc. It was renamed Utah Resources International, Inc., in 1969. In 1981, the Company became a "reporting company" requiring it to file various reports with the Securities and Exchange Commission. The Company's executive offices are located at 297 West Hilton Drive, Suite #4, St. George, Utah 84770, (801) 628-8080.


     The Company is a real property development corporation. As of January 1, 1998, the Company directly owned approximately 400 acres of undeveloped land in St. George, Utah, approximately 354 acres of which are developable, on which it conducts its real property development business, primarily through its wholly-owned subsidiary, Tonaquint, Inc. ("Tonaquint"). URI also has interests in partnerships that own and are developing other real property in St. George, Utah. The Company receives revenues from its ownership of overriding royalty interests in producing oil and gas leases in Utah and Wyoming, dating from the Company's historic business of acquiring and selling oil, gas and mineral leases.


     The Company's undeveloped real property is adjacent to Interstate Highway 15, which is a major traffic route from Salt Lake City, Utah to Las Vegas, Nevada and southern California. The Company's real estate development activities in recent years have concentrated on subdividing and selling improved lots for residential construction, as the financial condition of the Company and the St. George, Utah real estate market have permitted. The Company's lands include premium priced hillside view lots, as well as lower-priced lots. In addition, the Company pursues commercial real estate development of some of its undeveloped real property.

                                USE OF PROCEEDS



     The net proceeds to the Company from the sale of the estimated 429,192 shares of Common Stock offered by it pursuant to the Round Up Option offering, after deducting estimated offering expenses, are estimated at the maximum to be approximately $1,340,300, based upon an offering price of $3.35 per share of Common Stock and one hundred percent (100%) participation in the Round Up Option Offering. If there is one hundred percent (100%) participation in the Round Up Option offering, then there will be no shares available for the Returned Shares Offering.





     If no one participates in the Round Up Option Offering, then the Company shall be obligated to redeem the fractional shares (those shares held by shareholders who hold less than 1,000 shares or any increment thereof) at a purchase price of $3.35 per share. Those returned shares (approximately 103,808) in turn, will be available for purchase by the remaining shareholders, other than IMCC. The 103,808 figure is based upon the number of fractional shares as of November 19, 1997. The number of shares available for the Returned Shares Option Offering may vary due to transfers made by shareholders. Furthermore, this figure does not reflect fractional shares which may be held by brokerage firms or other third party nominees. The net proceeds to the Company from the sale of the 103,808 shares of Common Stock offered by it hereby pursuant to the Returned Shares Option offering, after deducting estimated offering expenses, are estimated at the maximum to be approximately $250,300, based upon an offering price of $3.35 per share of Common Stock, one hundred percent (100%) participation in the Returned Shares Option Offering, and including all proceeds from the sale including proceeds from the note, and including the cost of redeeming the fractional shares.



     The principal purpose of the Round Up Option and the Returned Shares Option offerings are to fulfill the requirements of the Transaction Agreements, described herein, that is, to provide fractional shareholders the opportunity to purchase additional fractional shares to round up to one whole share of New Stock and thus remain a shareholder of the Company, and to provide remaining shareholders the opportunity to purchase Returned Shares, and thus, increase their interest in the Company. The Company intends to become a non-SEC reporting company once the Reverse Split is successfully completed and as soon as permitted under applicable state and federal securities laws. Less than all of the securities offered may be sold, and thus, less than the maximum proceeds may be obtained. Consequently, the Company has no specific plan for the proceeds, other than for general corporate working capital purposes.

                        DETERMINATION OF OFFERING PRICE


     The Company is contractually obligated to cause the Reverse Split, the Round Up Option offering and the Returned Shares Option offering, at $3.35 per share of Common Stock. Such obligation arose in connection with IMCC's acquisition of 50.5% of the outstanding shares of the Company's Common Stock and the settlement of protracted and expensive litigation. For a more detailed description of the litigation which led to the settlement agreements, and the history of the contractual obligation see the Section entitled "MATERIAL HISTORICAL EVENTS/Stock Purchase Agreement -- July 3, 1996 and Change in Control."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The following section of the Prospectus, Management's Discussion and Analysis of Financial Condition and Results of Operations, contains certain forward-looking statements that involve substantial risks and uncertainties. "Expect," "believe" and similar expressions, as they relate to the Company or its management, are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results, performance or achievements expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors."

DESCRIPTION OF BUSINESS

     (a)   Business Development.

Form and Year of Organization


     The Company is a Utah corporation, organized in 1966 as Utah Industrial, Inc. It was renamed Utah Resources International, Inc. in 1969. In 1981, the Company became a "reporting company" requiring it to file various reports with the Securities and Exchange Commission. The Company's executive offices are located at 297 W. Hilton Drive, Suite #4, St. George, Utah 84770.


     (b)   Business of Company.

     URI is a real property development corporation. The Company directly owns approximately 401 acres of undeveloped land in St. George, Utah, approximately 355 acres of which are developable on which it conducts its real property development business, primarily through its wholly-owned subsidiary, Tonaquint, Inc. ("Tonaquint"). Most of the land is near the Southgate golf course. URI also has interests in partnerships that own and are developing other real property in St. George. The Company receives revenues from its ownership of overriding royalty interests in producing oil and gas leases in Utah and Wyoming, dating from the Company's historic business of acquiring and selling oil, gas and mineral leases.

     The Company's undeveloped real property is adjacent to Interstate Highway 15, a major traffic route from Salt Lake City to Las Vegas and Southern California. URI's real estate development activities in recent years have concentrated on subdividing and selling improved lots for residential construction, as the financial condition of the Company and the St. George, Utah real estate market have permitted. The Company's lands include premium priced hillside view lots, as well as lower-priced lots. In addition, the Company pursues commercial real estate development of some of its undeveloped real property.

Real Property Development Activities



     The Company had no land sales during the first nine months of 1998, as compared with land sales of $517,066 for the same period in 1997. In 1997, the Company had sales in the amount of $530,553 as compared to $451,406 in 1996 and $587,663 in 1995. In 1994, the Company sold a total of 17 improved residential building lots in its Southgate Hills Phase II subdivision generating approximately $800,000 in gross revenues.




     In July of 1992, Tonaquint executed a Sale and Option Agreement with Kay H. Traveler (the "Sale and Option Agreement"), pursuant to which Tonaquint was to sell 14 acres to Mr. Traveler, for a total purchase price of $350,000 ($25,000 per acre), and grant Mr. Traveler an option to acquire an additional 40 acres at option exercise prices ranging from $20,000 to $50,000 per acre, exercisable over five years, so long as minimum option exercises occurred each year. Mr. Traveler's inspection of the 14 acres disclosed adverse soil conditions, resulting in the execution of an Addendum to the Sale and Option Agreement by the parties in March of 1993. Mr. Traveler was granted an option to acquire a total of 56 acres at prices ranging from $22,000 to $50,000 per acre. The Kay Traveler Sale and Option Agreement resulted in 1997 sales in the amount of $317,066. In 1996, the Company sold Mr. Traveler 2.11 acres for the sum of $106,432 and in 1995 sold Mr. Traveler 3.48 acres for the sum of

$152,137. As of December 31, 1997, approximately 35.3 acres remain under option to Mr. Traveler, at prices ranging from $22,000 to $50,000 per acre.




     During the latter half of 1994, the Company began its development efforts for Southgate Phase III, consisting of a total of 37 acres of land above the Southgate golf course, suitable for residential construction. The land to be developed is on the hillside directly to the south of the Southgate golf course and directly to the west of Interstate 15. The sloping topography of the land requires that the Hillside Ordinance Committee of the St. George Planning and Zoning Commission approve the Company's planned development of the acreage. The Company has obtained approval for development of all 37 acres for a total of 79 lots. The Company is in the process of developing a portion of the property, including excavating, building roads, bringing utilities to the property, constructing curbs and gutters, and selling the improved lots.



     Beginning in late 1994, the Company began planning for the development of its Southgate Valley subdivision, 125 lots on 32 acres of the Company's property located west of the Southgate golf course. The Company received approval from the St. George Planning and Zoning Commission for development of the property. The Company is considering alternative development opportunities from residential to commercial, based upon zoning requirements and market need.

Real Property Development, Industry Overview, Government Regulation, and Competition

     The real estate development industry in general and the residential real estate development industry in particular is a high risk industry, subject to changes in general economic conditions, fluctuating interest rates, and changing demand for the types of developments being considered. Volatility in local and regional land use demands, as well as changing supply and demand for the specific uses for which the real property is being developed are also factors in assessing the relative risks of the business. The demand for residential real estate development is particularly sensitive to changing interest rates and shifting demographics. Both of these factors affecting the demand for residential housing are highly unpredictable over both the short and long-term.


     Real estate development is a government regulated industry. The regulation of real estate development is often carried out in an unpredictable fashion, reflective of both political and economic considerations. Regulation is carried on by municipal, county, state and federal agencies, but municipal and county governments have the greatest regulatory impact. The city of St. George, in which URI operates, has been adopting increasingly restrictive regulations associated with development activities, including the adoption of more restrictive building codes and ordinances, greater emphasis on land use planning, pressure to increase the number of low density residential developments, and heightened public concern aimed at limiting development as a means to control growth. Development in some areas close to the Company's lands may be limited by governmental environmental protection activities. Government regulation can have an effect on the viability of real estate development by the Company.


     The real property development industry is highly competitive. Several development companies with interests in St. George have longer operating histories, greater financial strength and more experience in the industry than does the Company. The Company's development activities historically have represented less than 5% of total real estate development activity in the area in and around St. George, and, in management's view, that percentage is likely to decrease in the near term given the increase in overall development activities in the area. The perceived strength of the St. George real estate market has recently attracted many more developers to the area, increasing the competition for the Company. The Company has very little debt, which has served it well in being able to weather the ups and downs in the St. George real estate market. Management believes that the Company's positive equity to debt ratio could provide the Company with increased liquidity through improved borrowing capabilities.

Partnerships



     The consolidated financial statements include the financial statements of the Company, Tonaquint and a number of limited partnerships of which the Company has ownership in excess of fifty percent (50%) and has management responsibility. All material intercompany transactions and balances have been eliminated in consolidation of the Company and partnerships. The Company is both a general and limited partner in the following limited partnerships and together with Tonaquint, Inc., the Company's wholly owned subsidiary, owns the following:
Tonaquint-Indian Hills Partnership (75.85%), Service Station #2 Limited Partnership (79%), Southgate Palms Limited Partnership, (100%), Southgate Plaza Limited Partnership (52.5%), Southgate Resort Limited Partnership (100%), Country Club Partnership (84.04%), URI-MGO Partnership (70%), and Resources Limited Partnership (83.63%).




     In 1989, The Service Station #2 Limited Partnership replaced its gasoline underground storage tanks, which the partnership was informed had been leaking. The service station #2 Limited Partnership has sold the property, but has an ongoing obligation to remediate the property. From November of 1992 through the third quarter of 1998, the partnership has spent approximately $341,435 on efforts to remediate the soil contamination by gasoline and other hydrocarbons which is alleged to have occurred from operation of the service station. The Company has hired consultants and engineers and is following their recommendations to remediate the property as required by Utah law and regulations.




Overriding Royalties in Oil and Gas Leases



     URI has overriding royalty interests in oil and gas properties held by various other parties. All revenues from the Company's interests in the properties have been received in cash. During the first nine months of 1998, the Company received royalties in the amount of $163,139 as compared to royalty income in the amount of $144,194, for the same period in 1997. In 1997, the Company received royalties in the amount of $176,572. The Company received royalties in the amount of $153,051 in 1996 as compared to royalties in the amount of $61,006 in 1995. URI has not engaged in the acquisition and sale of oil and gas leases for many years and has no intention of doing so in the future, nor does it have facilities or means to perform the exploration, development and operation of oil and gas wells on properties in which it has interests. Mineral or oil and gas exploration and development is undertaken by third parties. If production is realized on any properties in which URI has an interest, it receives a share of gross production revenues based upon the percentage overriding royalty interest it has retained.



Employees



     In 1998, the Company has employed two full-time employees, John Fife and Gerry Brown. In 1997, the Company employed three full-time employees and no part-time employees. Pursuant to the Stock Purchase Agreement, the Company and John Fife entered into an employment agreement dated as of February 27, 1998, but commencing as of July 13, 1996 which provided for the employment of Mr. Fife as President and CEO of the Company with an annual salary of $195,000. URI and its subsidiary currently employ Gerry Brown on a full-time basis, to act as the Vice President of the Company, where he provides real estate planning, development and sales services for the Company, Tonaquint, Inc., the Company's wholly-owned subsidiary, and various affiliated partnerships. Mr. Brown is currently the President of Tonaquint, Inc., where he assists in land use planning, negotiating sales and financing arrangements, obtaining government approvals, arranging for construction contracts, and supervising the performance of engineering services as have been required. Ladd Worth Eldredge has agreed to perform services on an hourly basis, for the Company, on request. No employees are party to a collective bargaining agreement with URI.




DESCRIPTION OF PROPERTY

St. George Properties Industry Segment #6552


     For a description of the St. George property, see the section entitled "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS/Description of Business/(b) Business of Company." The Company intends to develop its property, primarily through subdividing and selling improved lots for residential construction, although sales of undeveloped parcels to other developers are also occurring.


Oil & Gas Interests Industry Segment #1311

     The Company has overriding royalty interests in oil and gas wells producing primarily in the Unitah Basin, Unitah County, Utah, and Sublette County, Wyoming. URI owns overriding royalty interests from .025 of 1% to 3% of production.

     URI was not the original lessee on several of the oil and gas property leases. The original lessees were affiliates of, or related parties to, the Company. As to those lessees, the Company's royalty interest was obtained by assignment from the original lessees. In some cases, the assignments have not been recorded. As to some royalty interests, the precise acreage held by the Company cannot be determined without unreasonable effort and expense. The Company obtained a reserve report on certain of these properties dated as of December 31, 1996.

     Many oil, gas and hydrocarbon leases issued by the State of Utah or the United States are issued for definite periods of time, often from five to ten years. If, at the end of the lease period, production has been realized and is continuing on the property subject to the lease, the term of the lease continues for the period of commercial production. Thus, the continuing interest of URI in state and federal leases is dependent upon the ability of the third party operators to develop significant production on the properties subject to those leases. The expense of compliance with environmental regulations on lands in which the Company may have overriding royalty interests is not borne by the Company.

     Through its wholly-owned subsidiary, New Mercur Gold Exploration, Inc., the Company holds a 50% joint interest in ten patented lode mining claims covering approximately 137 acres in Tooele County, Utah. The claims have been leased to Barrick Mercur Gold Mines for a nominal amount. There is presently no production on the properties. Development of the Company's mineral properties may be affected by federal and state regulation relating to the protection of the environment. Such regulation may prevent the development of properties owned by the Company, or those in which it retains an overriding royalty interest.

Office Space


     URI leases an office for its headquarters at 297 W. Hilton Drive, Suite #4, St. George, Utah. John Fife, President, CEO, CFO and Chairman of the Board of the Company, maintains his office at 360 E. Randolph Street, Suite 2402, Chicago, Illinois 60601, where he carries out the business of the Company. To date, the Company has not reimbursed Mr. Fife for the cost of the office space and related administrative costs incurred on behalf of the Company and these costs have not been accrued by the Company.

Litigation

Case Number 98 CV 0900576.

     On or about January 20, 1998, Mark G. Jones, a former director of the Company, together with his wholly owned corporation Mark Technologies Corp., a greater than 10% shareholder of the Company ("MTC"), filed suit against the Company, John Fife, President, CEO, CFO, Chairman of the Board and sole shareholder of IMCC, the majority shareholder of the Company, David Fife, a director of the Company, Lyle D. Hurd, Jr., a director of the Company and Gerry Brown, Vice President of the Company, in the Third Judicial District Court, in Salt Lake County, Utah, in a suit captioned, Mark G. Jones and Mark Technologies Corp. vs. Utah Resources International, Inc., et al., case number 98 CV 0900576.

     Mr.Jones, on behalf of himself and MTC, claims that the defendants violated a certain settlement agreement by and among the Company, R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Mark G. Jones, MTC, Anne Morgan, Victoria Morgan, Inter-Mountain Capital Corporation, John Fife and Robinson& Sheen, L.L.C. (the "1996 Settlement Agreement"). A copy of the 1996 Settlement Agreement is attached as Exhibit 10.38 to the Company's Form 10-KSB for Fiscal Year End 1995. Mr. Jones alleges that the defendants breached the 1996 Settlement Agreement by:
(i) failing to execute a written employment agreement between John Fife and the Company; (ii) failing to use their best efforts to unwind the Company's contractual relationship with Morgan Gas & Oil Company; (iii) recognizing the Company's issuance of stock options to Messrs. Hurd and Brown; (iv) failing to reimburse Mr. Jones and MTC for all of the additional, remaining costs which Mr. Jones claims were not previously reimbursed pursuant to the 1996 Settlement Agreement; and (v) failing to pay Mr. Jones for expenses incurred by him while acting as a director of the Company. Mr. Jones and MTC are seeking relief in the form of specific performance of the Settlement Agreement and for attorneys' fees and costs incident to the suit.

     The Company moved for summary dismissal of the complaint on the grounds that the issues complained of are moot and without factual or legal basis. On June 25, 1998, the Court stayed the Company's motion for summary dismissal pending discovery. On August 5, 1998, the Company received notice that the Court denied its motion to dismiss certain counts of the complaint. The Company filed its answer, counterclaim, and affirmative defenses on August 17, 1998. Mark G. Jones' response is due on or about September 9, 1998. On or about August 19, 1998, Mark G. Jones filed an amended complaint wherein he added a claim for violation of the Settlement Agreement in connection with the John Fife Employment Agreement. The amended complaint requests a jury trial.

Case Number 98 CV 0500904.

     On or about April 17, 1998, MTC and Mark G. Jones filed a second suit against the Company in the Fifth Judicial District Court, Washington County, Utah, captioned, Mark Technologies Corp., and Mark G. Jones vs. Utah Resources International, Inc., et al., case number 98 CV 0500904. The defendants in the suit are the Company, John Fife, David Fife, Lyle D. Hurd, Jr., Gerry Brown and Ladd Eldredge, Secretary and Treasurer of the Company.

     Mr. Jones, on behalf of himself and MTC, claims that the individual defendants have, among other things: (i) wasted corporate assets; (ii) failed to pursue corporate opportunities; (iii) mismanaged the Company; and (iv) failed to follow general rules of corporate governance. He is seeking appointment of a receiver and the judicial dissolution of the Company.

     On May 29, 1998, the Company filed a motion to strike the complaint as legally insufficient. The Court has denied the Company's motion to strike. The Company filed its answer on August 21, 1998.





MATERIAL HISTORICAL EVENTS

Stock Purchase Agreement -- July 3, 1996 and Change in Control

     On April 5, 1996, Inter-Mountain Capital Corporation, a Delaware corporation wholly owned by John Fife ("IMCC"), entered into a Letter of Intent with the Company (the "Letter of Intent"), whereby IMCC agreed, if certain conditions were met, to purchase a 51% interest in the Company at a purchase price of $3.35 per share. One of the conditions for consummating the transaction contemplated by the Letter of Intent was the spin-off of Midwest Railroad Construction and Maintenance Corporation of Wyoming ("Midwest"). Pursuant to the Letter of Intent, IMCC agreed to pay 10% of the purchase price at closing with the remaining 90% owing to be evidenced by a five year interest bearing promissory note. The Letter of Intent also provided that the Company grant IMCC a ten year option to purchase an additional 150,000 or more shares of URI's stock, so that IMCC, at all times would have the right to own a 51% interest in the Company. The Letter of Intent also provided that subsequent to the closing and subject to financing and other conditions, the Company would cause either a:
(i) 12,500 to 1 share reverse split of the Company's stock, at $3.35 per share, with fractional shareholders given the option to round up and maintain their shareholder status; or (ii) tender offer for its shares at $3.35 per share subject to certain payment options. Under the terms of the Letter of Intent, the Company agreed to indemnify IMCC and its shareholders and directors from and against any liability to the Company's shareholders, officers and/or directors arising out of IMCC's negotiation, execution and/or consummation of the Letter of Intent, the Stock Purchase Agreement, as defined herein, and the transactions contemplated by the Letter of Intent. Furthermore, IMCC agreed to take all actions necessary to cause the Company to honor the Company's obligations to indemnify its officers and directors to the fullest extent permitted by law, including, but not limited to, the advancement of their legal fees and costs in connection with all present and future litigation involving them in their capacities as officers and directors of the Company. The Company entered into the Letter of Intent on April 5, 1996, over the objections of Mark G. Jones and Jenny Morgan, being two directors of the Company at the time. On April 16, 1996, IMCC filed its Schedule 13D informing the Company's shareholders of its intent to engage in the two step transaction consisting of the acquisition of a majority interest and conducting a reverse stock split or a tender offer. It also gave notice of IMCC's intent to cause a class of securities of the Company to be delisted from a national securities exchange or cause a class of securities to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934.

     On May 17, 1996, Mark G. Jones, a shareholder and director of the Company at the time and controlling shareholder of Mark Technologies Corporation, a greater than 10% shareholder of the Company, brought a shareholders derivative suit captioned as Mark Technologies Corp., et al. v. Utah Resources International, Inc. et al., which was filed as Civil No. 96-090-3332CV in the Third Judicial Court of Salt Lake County, Utah (the "Second State Action") against the Company, E. Jay Sheen, R. Dee Erickson and Lyle Hurd, then directors of the Company and IMCC. The Second State Action, included, among other things, a request for the issuance of a temporary restraining order and injunction against the transactions contemplated in the Letter of Intent.

     On or about June 26, 1996, the Company entered into two settlement agreements. The first settlement agreement was by and among the Company, John H. Morgan, Jr., Daisy R. Morgan, IMCC, John Fife, Robinson & Sheen, L.L.C., R. Dee Erickson, Lyle D. Hurd, and E. Jay Sheen (the "Morgan Settlement Agreement"), whereby certain disputes among the parties were resolved and settled and the parties agreed to use their best efforts to terminate the 1993 Settlement Agreement. The "1993 Settlement Agreement" was the result of the settlement of a shareholders' derivative action captioned as Ernest Muth, et al. v. John H. Morgan, Jr. et al., which was filed as Civil Number C-87-1632 in the Third Judicial District Court of Salt Lake County, Utah (the "First State Action"), where plaintiffs therein alleged, among other things, that the officers and directors of the Company committed various breaches of their fiduciary duties to the Company. A settlement agreement in the First State Action was entered on April 6, 1993 (the "1993 Settlement Agreement"). On or about July 21, 1995, attorneys for the Company, on behalf of the Company, filed an action against John H. Morgan, Jr., and Daisy R. Morgan, directors of the Company at the time, to enforce the 1993 Settlement Agreement in the First State Action which resulted in certain findings of fact and conclusions of law and an order enforcing the 1993 Settlement Agreement entered by Judge Michael R. Murphy on October 4, 1995 (the "Murphy Order"). The Murphy Order was appealed by John H. Morgan, Jr. and Daisy R. Morgan and cross-appealed by the Company. An Order to Show Cause was subsequently filed in the First State Action on behalf of the Company by attorneys for the Company against John H. Morgan, Jr., Daisy R. Morgan, Mark G. Jones and others (the "Order to Show Cause"). The second settlement agreement was by and among the Company, R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Mark G. Jones, Mark Technologies Corporation, Anne Morgan, Victoria Morgan, IMCC, John Fife and Robinson & Sheen, L.L.C. (the "1996 Settlement Agreement"), whereby the parties, among other things, agreed to dismiss the Second State Action and to use their best efforts to terminate the 1993 Settlement Agreement and to settle certain other litigation. For a more detailed description of the Company's legal proceedings, see the section entitled "Legal Proceedings." In addition, the 1996 Settlement Agreement amended certain provisions of the Letter of Intent including, the elimination of the option that IMCC would cause the Company to initiate a tender offer for its shares and the reduction in the reverse split from 12,500 shares to 1 to 1,000 shares to 1 and an increase in the IMCC payment at closing from 10% of the purchase price to 15% of the purchase price. On or about August 9, 1996, a Motion to Intervene was filed by shareholders Jenny T. Morgan (a director of the Company at the time), Gerard E. Morgan, John C. Morgan and Karen J. Morgan (together the "Objectors"). On August 22, 1996, the court denied the Objector's petition. The 1996 Settlement Agreement and the Morgan Settlement Agreement were approved by the Third Judicial District Court of Salt Lake County, West Valley Department of Utah, on or about August 23, 1996. The First Federal Action and the Second State Action were dismissed with prejudice on August 28, 1996.

The Order to Show Cause was dismissed with prejudice and the 1993 Settlement Agreement was terminated on August 29, 1996.

     On July 3, 1996, pursuant to the Letter of Intent and the 1996 Settlement Agreement, the Company and IMCC entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), whereby the Company issued and sold 1,275,912 shares (the "Purchased Shares") of its common, $.10 par value per share stock (the "Common Stock") to IMCC, so that IMCC owned a 50.5% interest in the Company. IMCC acquired the Purchased Shares at a price equal to $3.35 per share for an aggregate purchase price of $4,274,305.20 (the "Purchase Price"), of which $641,145.78 was paid in cash by IMCC to the Company at the closing. The remaining portion of the purchase price of $3,633,159.42 was evidenced by IMCC's promissory note (the "Note"). The Note bears interest at a rate equal to the short-term applicable federal rate published by the Internal Revenue Service in effect at the time of closing, and is adjusted on each anniversary of the Note to the applicable short-term federal rate in effect on such anniversary date. Interest on the Note is to be paid currently in arrears on each anniversary of the Note. At the closing, IMCC paid $197,872.52 to the Company, which amount represented the present value first year of interest due under the Note. The principal and any unpaid interest accrued under the Note is due and payable August 1, 2001. The Note is secured by the Purchased Shares as evidenced by a stock pledge agreement, dated as of July 3, 1996, by and between IMCC and the Company (the "Stock Pledge Agreement"). Pursuant to a separate written guaranty agreement, John Fife personally guaranteed payment of 25% of all amounts due under the Note from time to time.


     As required by the Stock Purchase Agreement, E. Jay Sheen and R. Dee Erickson, submitted their resignations as directors of the Company, effective July 13, 1996. As further required by the Stock Purchase Agreement, John Fife was appointed a director of the Company. David Fife, the brother of John Fife, was also appointed as a director of the Company. John Fife and David Fife were appointed directors of the Company as part of the Muth Group pursuant to the 1993 Settlement Agreement, effective July 13, 1996. As required by the Stock Purchase Agreement, John Fife was elected President and Chief Executive Officer of the Company in July, 1996 pursuant to a 3-0 vote of the Board (Mark G. Jones and Jenny Morgan were not present for the vote). John Fife and David Fife have since been elected directors of the Company by a majority vote of the shareholders at the annual meeting, held December 11, 1997.



     The Stock Purchase Agreement contemplated that subject to applicable state and federal securities and state corporate law, the Company would cause a 1,000 to 1 share reverse split of the Company's stock to the shareholders of record at $3.35 per share (the "Reverse Split"), with fractional shareholders given the option to either purchase additional fractional shares to round up to one whole share following the Reverse Split or sell their fractional shares for cash to the Company. IMCC was granted a ten year option to purchase 150,000 or more additional shares of stock at a purchase price equal to $3.35 per share and on the same terms and conditions as those provided under the Stock Purchase Agreement, so that after the Reverse Split IMCC may maintain its 50.5% majority interest in the Company. Subsequent to the Reverse Split and subject to applicable state and federal securities and state corporate law, any Company shares redeemed by the Company pursuant to the Reverse Split (the "Returned Shares") may be acquired by the remaining shareholders, other than IMCC or its affiliates, as of a record date five days prior to the effectuation of the Reverse Split (the "Returned Shares Record Date"), in increments of 1,000 shares (the "Returned Shares Option"), at a purchase price equal to the pre-Reverse-Split price of $3.35 per share (the "Returned Shares Purchase Price"). Only those shares for which the Company has received, within 80 days following the Effective Date, a fully and properly executed letter of transmittal, accompanied by the required documents, will qualify as Returned Shares for the purposes of this Returned Shares Option. Such Common Stock shall be purchased in blocks of 1,000 shares of Common Stock such that each purchase of a 1,000 share block of Common Stock shall be converted into one (1) share of common $100.00 par value per share stock of the Company (the "New Stock"). In the event the Returned Shares Option is over-subscribed, then each of the exercising shareholders may purchase the Returned Shares on a pro-rata basis (as determined by the number of shares held by each of the exercising shareholders as of the Returned Shares Record Date less those shares held by IMCC), but in no event in less than 1,000 share blocks. In the event of such over-subscription, each qualified shareholder could elect to purchase that percentage of Returned Shares equal to x/(y-z) where "x" equals the number of New Stock shares owned by the qualified shareholder wishing to purchase the Returned Shares, "y" equals the total number of issued shares of New Stock, and "z" equals the number of issued shares of New Stock owned by IMCC. Twenty-five percent (25%) of the Returned Shares Purchase Price shall be payable in cash upon exercise, with the remaining balance of $2.51 per share being evidenced by a note (the "Returned Shares Note"), payable in three (3) years. Subject to applicable Internal Revenue Service rules, the Returned Shares Note shall bear simple interest at the short term applicable federal rate as stated in June, 1996, which interest shall be payable annually in arrears. Payment of the Returned Shares Note will be secured by a pledge of the Returned Shares purchased, as converted into share(s) of New Stock, pursuant to a stock pledge agreement to be provided by the Company. Exercising shareholders purchasing Returned Shares shall be required to apply any dividends, distributions or other payments made to the shareholder of the Company on the Returned Shares/New Stock to payment of the unpaid balance of the Returned Shares Note. Returned Shares, as converted into New Stock, purchased by an exercising shareholder shall be fully votable in accordance with the terms of the Company's organizational documents and other agreements binding the Company for so long as the exercising shareholder is not in default under the pledge agreement or the Returned Shares Note.


     As a result of the Reverse Split, the Company is expected to become a non-SEC-reporting company. A company with assets of over $10 million becomes a "reporting company" when its shareholders number 500 or more and it complies with applicable securities laws. To thereafter be allowed to become a "non-SEC-reporting company" and cease reporting to the Securities and Exchange Commission, among other things, the number of shareholders must decline to less than 300 and the corporation must comply with applicable securities laws. Of the approximately 558 shareholders, approximately 479 shareholders of record own fewer than 1,000 shares, leaving approximately 79 shareholders post Reverse Split if none of these shareholders exercise their option to round up.



Share Exchange Agreement


     On June 13, 1995, the Company consummated the exchange of 590,000 shares of its common stock, representing approximately 33% of the total issued and outstanding shares of the Company's common stock following the transaction, in return for receipt of all of the issued and outstanding stock of Midwest Railroad Construction and Maintenance Corporation of Wyoming ("Midwest") pursuant to a Plan of Share Exchange and Share Exchange Agreement, dated February 16, 1995 by and among the Company, Midwest, Robert D. Wolff ("RD Wolff") and Judith J. Wolff ("JJ Wolff") (the "Share Exchange Agreement"). The Share Exchange Agreement was approved by a 3-2 vote of the Board. Directors John
H. Morgan, Jr., and Daisy R. Morgan voted against the Share Exchange Agreement. All of the common stock of Midwest was owned by RD Wolff and JJ Wolff. The Share Exchange Agreement was accomplished as a tax free reorganization pursuant to
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"). Midwest, headquartered in Salt Lake City, Utah, is in the railroad construction and maintenance business, operating out of five regional offices located in Utah, Wyoming, Colorado, Nebraska and New Mexico. Midwest also provides railroad engineering, surveying, bridge and structural maintenance, grade crossing and in-plant switching services. Pursuant to the terms of the Share Exchange Agreement, the Company agreed to: (i) indemnify Midwest and the Wolffs from any liability to the Company's shareholders, its officers or directors, whether brought directly by the person or in a derivative capacity arising from Midwest's or the Wolffs' negotiation, execution, or consummation of the Share Exchange Agreement; (ii) execute a three year employment agreement between RD Wolff and the Company, whereby RD Wolff would act as the President of Midwest; (iii) apply for a listing of its stock on the NASDAQ; and (iv) lend Midwest, in the form of a line of credit, a sum not to exceed $250,000, with the first draw available after February 15, 1995, evidenced by a promissory note in standard form, bearing an interest rate of 1% over the posted prime lending rate at First Security Bank of Utah, N.A., as of February 15, 1995, and adjusted each three months thereafter. Prior to the closing of the Share Exchange Agreement, Midwest borrowed a total of $100,000 against the line of credit. Pursuant to the terms and conditions of the Share Exchange Agreement, the line of credit from the Company became subordinate to Midwest's existing credit line of $350,000. The line of credit was secured by the assets and equipment of Midwest. The Company entered into an employment agreement with RD Wolff, dated as of June 13, 1995 (the "Wolff Employment Agreement"), and an operating agreement between Midwest and RD Wolff, dated as of June 13, 1995 (the "Operating Agreement"). Pursuant to the Wolff Employment Agreement, RD Wolff was to serve as CEO of the Company and Midwest, and RD Wolff was to receive $125,000 per year in compensation during the term of the Wolff Employment

Agreement. Furthermore, during the first five quarters of the Wolff Employment Agreement, beginning July 1, 1995, RD Wolff was to receive $25,000 in additional compensation per quarter. In addition to his base salary, RD Wolff was to receive an annual bonus computed on the after tax net earnings of Midwest, as follows: (a) 5% of the first $200,000 in net earnings of Midwest, (b) 7% of the next $200,000, and (c) 10% of all amounts over the first $400,000 in net earnings of Midwest. RD Wolff was also entitled to participate in the Company's health and benefit plans. Pursuant to the terms of the Operating Agreement and for services performed in connection with the consummation of the Share Exchange Agreement, the Company paid as compensation to each of R. Dee Erickson and E. Jay Sheen, both of whom were directors of the Company at the time of the execution of the Share Exchange Agreement, 38,000 shares each of the Company's Common Stock and $104,000 in cash.

     On July 18, 1995, Anne Morgan and Victoria Morgan, shareholders of the Company at the time and the adult daughters of John H. Morgan, Jr. ("JH Morgan") and Daisy R. Morgan ("DR Morgan"), both former directors and shareholders of the Company, filed a shareholders derivative action against R. Dee Erickson ("Erickson"), E. Jay Sheen ("Sheen"), Lyle D. Hurd ("Hurd") (Messrs. Erickson, Sheen and Hurd were three of the five directors of the Company at the time the suit was filed, with JH Morgan and DR Morgan being the remaining two directors), the Company, Midwest, RD Wolff and JJ Wolff, in the United States District Court for the Central District of Utah, Case Number 2:95CV661J, captioned as Anne Morgan et al. v. R. Dee Erickson, et al. (the "First Federal Action"). The complainants alleged, among other things, that the defendants had violated proxy solicitation rules, violated disclosure rules under the Exchange Act of 1934, breached their fiduciary duties to the Company's shareholders, breached professional duties, committed fraud, wasted and looted the Company's assets, converted Company property, engaged in self-dealing, mismanaged the Company and breached their duty of loyalty. The complaint sought, among other things, the rescission of the Share Exchange Agreement.

     The terms of the Letter of Intent between IMCC and the Company required that the Company rescind the Share Exchange Agreement. For the foregoing reason, Midwest and the Company entered into a Splitoff Agreement, dated as of April 25, 1996 (the "Splitoff Agreement"), whereby the Share Exchange Agreement was rescinded. Pursuant to the terms of the Splitoff Agreement, URI transferred all of the outstanding shares of Midwest stock held by the Company to the Wolffs in exchange for the 590,000 shares of URI stock then held by the Wolffs, which transfer was accomplished tax free in accordance with Section 355 of the Code. Furthermore, the Share Exchange Agreement, the Wolff Employment Agreement and the Operating Agreement were canceled. RD Wolff ceased to be the President of URI. Midwest received a net intercompany transfer of approximately $316,974 through March 31, 1996, which Midwest retained. Furthermore, the parties to the Splitoff Agreement agreed that in the event intercompany transfers for the period from July 1, 1995 through March 31, 1996 were: (i) less than $316,974, then URI would pay Midwest the difference; or (ii) more than $316,974, then Midwest would pay URI the difference. Based upon its own review, the Company believes that Midwest owes the Company $2,305 in excess intercompany transfers and $7,445 for Midwest's portion of Ladd Worth Eldredge's employment compensation pursuant to the terms of an agreement by and between Midwest and the Company, dated July 24, 1996, and which agreement is no longer in effect.

     Pursuant to the Splitoff Agreement, URI agreed to indemnify Midwest and the Wolffs and their respective agents, employees, attorneys, officers, directors and assigns from any and all claims, causes of action, liabilities, damages, costs, expenses and attorneys' fees arising from or relating in any way to URI or the Share Exchange Agreement. This indemnification provision would not apply to acts of fraud, gross negligence or willful misconduct by RD Wolff. The Wolffs and Midwest agreed to indemnify URI and its respective agents, employees, attorneys, officers, directors, successors and assigns from any and all claims, causes of action, liabilities and damages arising from or relating in any way to the Splitoff Agreement, which indemnification obligation is limited to $312,000. Within 30 days from the date of execution of the Splitoff Agreement, the Company's accountants were to calculate the federal, state and local income taxes attributable to Midwest's business operations (excluding any impact of salary payable or paid to RD Wolff or any intercompany charges to the Company for rent, overhead and administrative expenses) for the period commencing June 1, 1995 and terminating on December 31, 1995. Such taxes were to be determined on the basis as if the Company and Midwest were not filing a consolidated tax return for the same period or part thereof (whether or not a consolidated return is filed). The amount of such taxes is to be considered an intercompany receivable between the Company and Midwest. Pursuant to the terms of the

Splitoff Agreement, Midwest agreed to pay such tax amount to the Company in 12 installments. Simultaneous with the execution of the Splitoff Agreement, Midwest paid the Company the sum of $10,000 as an initial tax payment. The balance due the Company is to be paid in 11 additional equal monthly installments, with each such installment due on the first day of each month until all 11 installments have been paid in full. The first of the 11 monthly installments is due and payable on the first day of the month following the determination of the taxes owed by Midwest to the Company. The Company's accountants have determined that Midwest owes the Company $45,469 in taxes, of which $35,469 remains due. Midwest also owes the Company the additional amount of $54,184.61 related to Ladd Eldredge's salary, audit and other expenses. For 1995 reporting purposes, Midwest's operations were classified as discontinued operations, with a net income of approximately $93,000 from operations and a net loss on disposal of discontinued items of approximately $684,000 to the Company. For 1996 reporting purposes, Midwest's operations were classified as discontinued operations, with a net loss of approximately $19,000 from operations and a net income on disposal of discontinued items of approximately $93,000 to the Company.


MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS



     The Company's Common Stock is listed on the OTC Bulletin Board through the Automated Quotation System, under the symbol "UTRS." The following table sets forth the closing bid prices for 1996, 1997, and the first three quarters of 1998 for the Company's Common Stock, as reported by National Quotation Bureau, Inc. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and do not represent actual transactions and have not been adjusted for stock dividends or splits. No stock dividends or splits have occurred from 1996 to the present except for the $.10 per share stock dividend in January 1996.



                                                        1998             1997           1996
                                                    -------------   -------------  --------------
                                                     LOW    HIGH     LOW    HIGH     LOW    HIGH
                                                    -----   -----   -----   -----   -----   -----
1st quarter.......................................  $.625   $.75    $.875   $.875   $.625   $1.00
2nd quarter.......................................  $.625   $.625   $.875   $.875   $ .75   $1.50
3rd quarter.......................................  $.50    $.9375  $.875   $.875   $.875   $1.00
4th quarter.......................................   N/A     N/A    $ .25   $.875   $.875   $.875



     Except for certain transactions including: (i) the Splitoff Agreement by and between Midwest and the Company, wherein the Company returned its Midwest shares to RD Wolff and JJ Wolff in exchange for the 590,000 shares of the Company's stock held by the Wolffs; (ii) the 1996 Settlement Agreement, wherein the Company redeemed 22,950 shares of Anne Morgan's URI stock and 17,602 shares of Victoria Morgan's URI stock, in cash, at $3.35 per share; and (iii) the conclusion of the exchange of 10.6 acres of land and 34,150 shares of C.E.C. Industries Corporation stock for 103,488 shares of the Company's stock, the Company has made no repurchases of its stock during fiscal years 1995, 1996 and 1997. The Company did declare a $.10 cash dividend which was paid January 26, 1995, to shareholders of record January 12, 1995. A decision to pay dividends in the future will depend upon the Company's profitability, need for liquidity and other financial considerations. There are approximately 558 shareholders of record of the 2,522,808 outstanding shares of the Company's Common Stock. Approximately 479 shareholders hold less than 1,000 shares of the Company's Common Stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

  RESULTS OF OPERATIONS



     During the first nine months of 1998, the Company had no land sales as compared with land sales in the amount of $517,066 for the same period in 1997. In 1997, the Company had sales in the amount of $530,553. The Company had sales of $451,406 in 1996 as compared with sales of $587,663 in 1995. Income on royalties from production under oil and gas and mineral leases amounted to $102,548 during the first six months of 1998 as compared with royalties income of $106,276 for the same period in 1997. The Company had royalties income in the amount of $176,572 in 1997 as compared to $153,051 in 1996, $61,006 in 1995 and
$92,455 in 1994. The increase in royalties income is due to expanded production.


     There were no costs of land sold through the third quarter of 1998 as compared with costs of land sold of $205,010 for the same period in 1997. Costs of land sold was $207,691 in 1997 as compared to $139,175 in 1996 and $156,250.
General and administraive expenses were $582,268 during the first nine months of 1998 as compared with $594,349 for the same period in 1997. General and administrative expenses were $1,220,040 in 1997 which is down from 1,530,288 in 1996. General and administrative expenses were $484,434 in 1995. A significant portion of general and administrative expenses in 1996 and 1997 were legal fees and expenses incurred on behalf of the Company. The significant general and administrative expenses in 1996 and 1997 were due in large part to litigation and payment of legal fees incident to the settlement of litigation involving the

Company. Furthermore, from July of 1996 through the present, the Company has been engaged in activities to: (i) bring the Company into compliance with various state and federal securities laws; and (ii) hold an annual meeting for shareholders; as well as preparing documents and filings for the SEC with respect to the Reverse Split, the Round Up Option offering and the Returned Shares Option offering described herein.

     The Company anticipates that once the reverse stock split is completed and the Company ceases to be an SEC reporting company, the Company's administrative expenses will decrease significantly.


  LIQUIDITY AND CAPITAL RESOURCES


     Cash requirements of URI are met by funds provided from operations consisting of: (a) the sale of improved lots and undeveloped property; (b) royalty income; (c) interest income earned on money held in interest bearing accounts; (d) from proceeds from the sale of its Common Stock; and (e) interest earned on the IMCC Note.


     The Company presently anticipates that cash on hand, cash from land sales and royalties will be the primary sources for future additional liquidity for the Company.


     From January, 1995, through July, 1996, litigation expenses imposed a significant drain on the Company's liquidity. The litigation which occasioned such expenses has been terminated by settlement. Although, new litigation has been brought against the Company, as more fully described herein.

     The Company also expects to be required to expend funds for the cleanup of gasoline which has apparently leaked from tanks owned by the Service Station Partnership, which have been replaced. Engineering estimates of total cleanup costs are not determinable due to uncertainties with respect to state compliance requirements and the, as yet, unknown extent of the contamination. In 1997, approximately $71,214 was expended toward this clean-up operation and approximately $325,000 has been expended by the Company to date.



     It is anticipated that the Company's need for cash in excess of its present resources will be met through revenues from the sale of real estate and oil and gas royalties and through real estate secured borrowings. No firm financing commitment has been obtained for the purpose of completing the 1,000 to 1 reverse stock split. The Company does not have backup lines of credit.

     URI has no plans for major capital expenditures beyond the cost of improving portions of its real property.

     The Company's business is influenced by interest rates, inflation and market demands. Its royalty income from oil and gas interests is affected by fluctuations in the price of oil and the related decisions to drill new wells and the rates at which wells are pumped. The Company has no control over the oil and gas field operations.


     As of July 3, 1996, the Company holds a promissory note from IMCC in the original principal amount of $3,633,159 (the "Note"). The Note bears interest at a rate equal to the short-term applicable federal rate published by the Internal Revenue Service in effect at the time of closing the Stock Purchase Agreement, and is adjusted on each anniversary of the Note to the applicable short-term federal rate in effect on such anniversary date. Interest on the Note is to be paid currently in arrears on each anniversary of the Note. At the closing, IMCC paid the Company $197,872.52, which amount represented the present value first year of interest due under the Note. IMCC has paid the Company $220,532.78, for interest due under the Note through July 3, 1998. Furthermore, IMCC has prepaid the Company an additional $159,571.42 towards interest which will become due under the Note on July 3, 1999. The principal and any unpaid interest accrued under the Note is due and payable August 1, 2001. The Note is secured by the 1,275,912 shares purchased by IMCC as evidenced by a stock pledge agreement, dated as of July 3, 1996 between IMCC and the Company (the "Stock Pledge Agreement"). Pursuant to a separate written guaranty agreement, John Fife personally guaranteed payment of 25% of all amounts due under the Note.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Tanner + Co. of Salt Lake City, Utah has been the independent public accountant for the Company's December 31, 1995, 1996 and 1997 financial statements.

     During the Company's two most recent fiscal years and the interim period thereafter, there were no disagreements between the Company and Tanner + Co. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Tanner + Co., would have caused Tanner + Co. to make a reference to the subject matter of the disagreement in connection with its reports on the Company's financial statements.

     The Company currently engages the independent public accounting firm of Tanner + Co.

CURRENT DIRECTORS

     The following tables set forth the name, age and occupation of each director currently holding office until the next annual meeting of shareholders, his principal position with the Company and the year he became a director of the Company.

CURRENT DIRECTORS

    NAME, AGE AND PRINCIPAL
          OCCUPATION                                                                DIRECTOR SINCE
    -----------------------                                                         --------------

JOHN FIFE, 37..................  Mr. Fife was appointed a director of the          July, 1996
                                 Company July, 1996 effective July 13, 1996 by
                                 the Muth Group pursuant to the 1993 Settlement
                                 Agreement. Mr. Fife was appointed President and
                                 Chief Executive Officer of the Company in July,
                                 1996. He was named Chairman of the Board of the
                                 Company on October 10, 1996 and CFO in
                                 September 1998. He is an investor and venture
                                 capitalist and has pursued this course since
                                 July 10, 1990. Mr. Fife has been the President
                                 and sole shareholder of J.F. Venture, Inc.
                                 since 1993 and IMCC since 1996, both of which
                                 are investment companies. IMCC acquired a 50.5%
                                 (majority interest) in the Company on July 3,
                                 1996. He has also served as President of
                                 Property Tax Assessor Records Corp., a
                                 Chicago-based real estate tax consulting
                                 company since 1993. Mr. Fife has also served as
                                 director of Hyatt Research Corporation, a
                                 magazine publisher in Middlebury, Vermont since
                                 1995 and as a Manager of Trans-Wasatch Company,
                                 L.L.C. from 1993 to 1996, which was a land
                                 development company in Park City, Utah. From
                                 1990 through 1992, Mr. Fife held the position
                                 of Assistant Vice President of Continental
                                 Equity Capital Corp. ("CECC"), a subsidiary of
                                 Continental Bank. At CECC, he negotiated,
                                 structured and financed LBO's and later stage
                                 venture capital investments in the mortgage
                                 banking, retail, cable and cellular telephone
                                 industries. In 1989, Mr. Fife worked as a
                                 financial analyst in the commercial real estate
                                 department of Trammell Crow Company. Mr. Fife
                                 earned his M.B.A. degree from Harvard
                                 University in 1990 and his B.S. in statistics
                                 and computer science from Brigham Young
                                 University in 1986. John Fife and David Fife
                                 are brothers.


    NAME, AGE AND PRINCIPAL
          OCCUPATION                                                                DIRECTOR SINCE
    -----------------------                                                         --------------
DAVID FIFE, 35.................  David Fife was appointed a director of the        July, 1996
                                 Company on July 3, 1996 by the Muth group
                                 pursuant to the terms of the 1993 Settlement
                                 Agreement. Mr. Fife has served as the President
                                 and sole beneficial owner of Home Equity Lending
                                 L.L.C., a mortgage origination and finance
                                 company located in Salt Lake City, Utah, from
                                 1996 to the present. From 1990 to 1993, Mr. Fife
                                 was the President of Property Tax Assessor
                                 Records Corp. From 1993 to 1995, Mr. Fife
                                 provided consulting services for Property Tax
                                 Assessor Records Corp., a Chicago based real
                                 estate tax consulting company. David Fife and
                                 John Fife are brothers.
LYLE D. HURD, 61...............  Mr. Hurd is a director of the Company and has     May, 1993
                                 performed services as Marketing/Consultant
                                 Assistant to the President. He is President of
                                 Hurd Owens Hafen, Inc., a publisher of magazines
                                 and periodicals located in St. George, Utah,
                                 since December of 1990. Hurd Owens Hafen, Inc.
                                 is the publisher of the St. George Magazine and
                                 various other magazines and periodicals. For
                                 approximately 16 years prior to December, 1990,
                                 Mr. Hurd provided marketing consulting services
                                 to magazine publishers through Hurd &
                                 Associates, Inc., a privately owned consulting
                                 firm. Mr. Hurd was appointed as an independent
                                 director of the Company in May, 1993, pursuant
                                 to the terms of the 1993 Settlement Agreement.
STUART B. PETERSON, 37.........  Mr. Peterson has served as a director for C.R.    December, 1997
                                 England, Inc., a Two Hundred Million Dollar,
                                 privately owned trucking company based in Salt
                                 Lake City, where he sets the prices for customer
                                 contracts and is responsible for the profitable
                                 execution of sales and operating activities from
                                 1995 to the present. Mr. Peterson worked for
                                 Powder River, Inc., from 1993 through 1994,
                                 where he directed sales, marketing and
                                 distributions. Mr. Peterson's background
                                 includes real estate investment banking
                                 experience with Trammell Crow Company, where he
                                 participated in the securitization and sales of
                                 extensive commercial real estate properties held
                                 by Trammell Crow partnerships throughout the
                                 United States. After completing the sale of a
                                 One Hundred Sixty Million Dollar commercial real
                                 estate portfolio, Mr. Peterson supervised the
                                 properties, and issued the quarterly financial
                                 reports to investors. Mr. Peterson has also
                                 performed the valuation and marketing of a Four
                                 Million Dollar manufacturing company based in
                                 California, cumulating in a leveraged
                                 acquisition in 1994. Mr. Peterson received his
                                 M.B.A. degree from Harvard University in 1990
                                 and his A.B. in government from Harvard in 1986.

    NAME, AGE AND PRINCIPAL
          OCCUPATION                                                                DIRECTOR SINCE
    -----------------------                                                         --------------
GREGORY WHITE, 35..............  Mr. White has served as a consultant for          December, 1997
                                 Shorebank Corporation from 1995 through the
                                 present, where he provided consulting services
                                 to emerging entrepreneurs to expand their
                                 business and evaluated equity and subordinated
                                 debt deals, structured investments, performed
                                 management due diligence, designed and prepared
                                 management reports, and worked intensively with
                                 portfolio companies to maximize performance. Mr.
                                 White acted as a fixed income salesman for
                                 Salomon Brothers from 1993 through 1995, where
                                 he sold a variety of fixed income securities to
                                 institutional clients. From 1990 to 1993, Mr.
                                 White acted as an account officer for
                                 Continental Bank. From 1986 to 1988 he acted as
                                 an associate research analyst for The Rouse
                                 Company and from 1985 to 1986, he was an
                                 assistant field officer for The Enterprise
                                 Foundation. Mr. White earned his M.B.A. degree
                                 from Harvard University in 1990 and his B.A.
                                 with honors at Brown University in 1985.

NAMED EXECUTIVE OFFICERS

             NAME                                          POSITION                            AGE
             ----                                          --------                            ---

JOHN FIFE......................  Chairman of the Board, CEO, CFO, President and Director            37

EXECUTIVE OFFICERS

     JOHN FIFE, see description above.

     GERRY T. BROWN, 56, was appointed Vice President of the Company July 3, 1996. He served as President of the Company from June 19, 1993 to July 3, 1996. Mr. Brown has been employed by the Company or its affiliates and related parties since March, 1985. He has provided real estate planning, development and sales services for the Company, Tonaquint, Inc., the Company's wholly-owned subsidiary, and various affiliated partnerships. Mr. Brown is currently the President of Tonaquint, Inc. Mr. Brown has assisted in land use planning, negotiating sales and financing arrangements, obtaining government approvals, arranging for construction contracts, and supervising the performance of engineering services as have been required in connection with the Company's property development and sales.


     LADD WORTH ELDREDGE, 44, has been employed by the Company since July, 1994, and was the Secretary, Treasurer, CFO and office manager for the Company through 1997 and part of 1998. Mr. Eldredge was appointed Treasurer of the Company in November, 1994 and Secretary and CFO of the Company in November, 1995. Mr. Eldredge has agreed to perform services, on an hourly basis, for the Company, on request. Prior to his employment by the Company, Mr. Eldredge was the Chief Accountant at the Peppermill Resort in Mesquite, Nevada, a position he held for two years. Mr. Eldredge has a Masters of Accountancy degree from Southern Utah University.

EXECUTIVE COMPENSATION


     The following table summarizes the compensation of the Company's Chief Executive Officers, who was John Fife from July 13, 1996 to the present. No other executive officers earned compensation in excess of $100,000 for the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE


                                                           ANNUAL
                                                        COMPENSATION                AWARDS
                                                     -------------------   -------------------------
                                                                             SHARES
                NAME AND                    FISCAL                         UNDERLYING    ALL OTHER
           PRINCIPAL POSITION                YEAR      SALARY      BONUS    OPTIONS     COMPENSATION
           ------------------               ------   -----------   -----   ----------   ------------

John Fife, CEO, CFO President, Chairman of
  the Board and Director.................    1997    $ 195,000(1a)   --         --        2,000(1b)
                                             1996       91,206(1a)   --         --        1,200(1c)



- ---------------



(1a) Mr. Fife entered into an Employment Agreement with the Company, dated as of February 27, 1998, to be effective as of July 13, 1996. The Company pays John Fife annual compensation in the amount of One Hundred Ninety-five Thousand Dollars ($195,000) for services rendered as the President and CEO of the Copmany. His salary accrued from July 13, 1996 to July 12, 1998, and an aggregate amount of Three Hundred Ninety Thousand Dollars ($390,000) was paid to him.

(1b) Mr. Fife received $2,000 in directors fees in 1997.

(1c) Mr. Fife received $1,200 in directors fees in 1996.




     No SARs were outstanding in 1997.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                 % OF TOTAL
                                        NUMBER OF SECURITIES    OPTIONS/SARS     EXERCISE
                                             UNDERLYING          GRANTED TO      OR BASE
                                            OPTIONS/SARS        EMPLOYEES IN      PRICE       EXPIRATION
                NAME                        GRANTED (#)         FISCAL YEAR       ($/SH)         DATE
                ----                    --------------------    ------------    ----------    ----------
IMCC(1).............................      150,000 or more              (3)        $3.35          2006
                                        (50.5% interest)(2)

- ---------------


(1) John Fife, CEO, CFO, President and Chairman of the Board of the Company is the sole shareholder of IMCC.


(2) For a more detailed description of the IMCC Option, see Section entitled "MATERIAL HISTORICAL EVENTS/Stock Purchase Agreement -- July 3, 1996 and Change in Control."

(3)  This option was not granted as a part of John Fife's employment.

COMPENSATION OF DIRECTORS


     Each director receives $200 per director's meeting. Also, directors who travel out of town to attend the meetings are, upon Board approval, reimbursed for their travel, lodging and meals.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS


     Pursuant to the Stock Purchase Agreement, the Company and John Fife entered into an employment agreement, dated as of February 27, 1998, but commencing as of July 13, 1996, which provided for the employment of Mr. Fife as President and CEO of the Company with an annual salary of $195,000.


STOCK PLANS

     The Company has no long-term incentive compensation plans other than the 1994 Stock Option Plan. Gerry Brown and each of the five directors who were directors in 1994 are participating in the Company's 1994 Stock Option Plan. Under the Plan, each of the six individuals were granted options for 25,000 shares of the Company's Common Stock, pursuant to the terms of a Non-Qualified Stock Option Agreement between each person and the Company, dated April 7, 1994. The option exercise price is $2.50 per share, the market price of the stock on the date of grant. Each of the granted options vested as follows: (a) 9,000 shares on the date of the Option Agreement; and (b) 8,000 shares on each of the next two anniversary dates of the Agreement (April 7, 1995 and April 7, 1996).

STOCK OWNERSHIP OF MANAGEMENT



     The following table sets forth, as of August 27, 1998, the shares of Common Stock beneficially owned by (i) each director of the Company, (ii) the CEO of the Company, and (iii) the Company's directors and chief executive officer as a group. The Company had no named executive officers, other than John Fife as President and CEO, who earned compensation in excess of $100,000 during 1997.



                       UTAH RESOURCES INTERNATIONAL, INC.
        COMMON STOCK OWNERSHIP BY DIRECTORS AND NAMED EXECUTIVE OFFICERS
                            AS OF AUGUST 27, 1998



                                                                                         PERCENT OF
                                                                             NUMBER OF   OUTSTANDING
          NAME OF BENEFICIAL OWNER                       POSITION             SHARES       SHARES
          ------------------------                       --------            ---------   -----------
David Fife...................................  Director                              0         0%
John Fife, as the sole shareholder of IMCC(1)  Director, CEO, CFO,           1,283,412(2)   50.9%
                                               President and
                                               Chairman of the Board
Lyle D. Hurd.................................  Director                          2,000       .08%
Stuart B. Peterson...........................  Director                              0         0%
Gregory White................................  Director                              0         0%
DIRECTORS AND NAMED EXECUTIVE OFFICERS AS A    Directors & Officers          1,285,412        51%
  GROUP......................................  (5 persons)


- ---------------

(1) John Fife, director, President, CEO, CFO and Chairman of the Board of the Company, is the sole shareholder of Inter-Mountain Capital Corporation. As of August 27, 1998, John Fife holds 7,500 shares individually, and an additional 1,275,912 shares in his capacity as the sole shareholder of Inter-Mountain Capital Corporation.

(2) IMCC also holds a ten year option to purchase 150,000 or more additional shares of stock, so as to maintain its 50.5% interest in URI.



SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     The following table sets forth information as of August 27, 1998 regarding each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock. Each person named has the sole voting and investment power with respect to the shares beneficially owned by such person.

                       UTAH RESOURCES INTERNATIONAL, INC.
                        5% OR GREATER BENEFICIAL OWNERS
                            AS OF AUGUST 27, 1998


                                                         NUMBER OF SHARES AND
                 NAME AND ADDRESS OF                          NATURE OF          PERCENT OF COMPANY
                  BENEFICIAL OWNER                         BENEFICIAL OWNER      SHARES OUTSTANDING
                 -------------------                     --------------------    ------------------
Inter-Mountain Capital Corp.(1)......................         1,283,412(2)             50.9%
  360 East Randolph Street
  Suite 2403
  Chicago, IL 60601
Mark Technologies Corporation(3).....................           326,310                  13%
  One Sansome Street
  Suite 1900
  San Francisco, CA 94104

- ------------------------


(1) John Fife, director, President, CEO, CFO and Chairman of the Board of the Company, is the sole shareholder of Inter-Mountain Capital Corporation. As of August 27, 1998, John Fife holds 7,500 shares individually, and an additional 1,275,912 shares in his capacity as the sole shareholder of Inter-Mountain Capital Corporation.

(2) IMCC also holds a ten year option to purchase 150,000 or more additional shares of stock, so as to maintain its 50.5% interest in the Company.

(3) Mark G. Jones holds 100 shares individually and an additional 326,210 in his capacity as the controlling shareholder of Mark Technologies Corporation.
                                       22

             DESCRIPTION OF COMMON STOCK PURSUANT TO THE OFFERINGS

     The following brief description of the Company's common stock does not purport to be complete and is subject in all respects to applicable Utah law and the provisions of the Articles of Incorporation and By-laws, copies of which have been filed as exhibits to the Registration Statement on Form S-1 of which this Prospectus is a part and to which exhibits reference is hereby made.



     The authorized common stock of the Company consists of 5,000,000 shares of Common Stock, $0.10 par value per share, of which 2,522,808 are issued. The Company is holding an Annual Meeting of the Shareholders to consider and vote upon a proposal to amend the Company's Articles of Incorporation to effect a reverse split of the Company's issued and outstanding common, $.10 par value per share stock (the "Common Stock"), as of 4:30 p.m., M.S.T., on Tuesday, March 16, 1999 on the basis that each 1,000 shares of Common Stock then outstanding will be converted into 1 share of common, $100.00 par value per share stock (the "New Stock"), with shareholders holding less than 1,000 shares of Common Stock or any increment thereof (after being given an option to purchase additional shares as needed to "round up" to the equivalent of 1,000 shares at a purchase price of $3.35 per share) being paid in cash in exchange for their fractional shares at a price of $3.35 per share for each share outstanding immediately prior to such reverse split (the "Reverse Split"). As a result of the Reverse Split, the Company is expected to take such actions as are necessary and permitted under applicable securities laws to become a non-SEC reporting company.



ROUND UP OPTION OFFERING

     If the Reverse Split is approved, any shareholder of the Company holding fewer than 1,000 shares of Common Stock or any increment thereof, may (i) after providing the Company with prior notice of its intent to "round up", purchase additional shares in order to "round up" to the equivalent of 1,000 shares at a purchase price of $3.35 per share (the "Round Up Option"), or (ii) sell such shares to the Company based upon a pre-Reverse-Split price of $3.35 per share.

     Also, as indicated above, a shareholder holding 1,000 shares or more (a "Non-Exercising Shareholder") will have such shares converted into one share of New Stock of the Company for each 1,000 shares of the Company's Common Stock owned, with Non-Exercising Shareholders given the option to (i) purchase additional shares in order to round up to the next increment of 1,000 shares at a purchase price of $3.35 per share or (ii) sell such fractional shares to the Company based upon a pre-Reverse-Split price of $3.35 per share.

RETURNED SHARES OPTION OFFERING


     As required by the terms of the Transaction Agreements, subsequent to the proposed reverse split, and subject to applicable state and federal securities and state corporate law, any Common Stock redeemed through the Reverse Split (the "Returned Shares") may be acquired by the remaining shareholders, other than IMCC or its affiliates, as of a record date five days prior to the effectuation of the Reverse Split (the "Returned Shares Record Date"), in increments of 1,000 shares (the "Returned Shares Option"), at a purchase price equal to the pre-reverse-split price of $3.35 per share (the "Returned Shares Purchase Price"). Only those shares for which the Company has received, within 80 days following the Effective Date, a fully and properly executed letter of transmittal accompanied by the required documents will qualify as Returned Shares for purposes of this Returned Shares Option. Such Common Stock shall be purchased in blocks of 1,000 shares of Common Stock such that each purchase of a 1,000 share block of Common Stock shall be converted into 1 share of New Stock. In the event the Returned Shares Option is over-subscribed, then each of the remaining exercising shareholders may purchase the Returned Shares on a pro-rata basis (as determined by the number of shares held by each of the exercising shareholders as of the Returned Shares Record Date less those shares held by
IMCC) in blocks of not less than 1,000 shares. In the event of such over-subscription, each qualified shareholder could elect to purchase that percentage of Returned Shares equal to:

                                       x
                                    -------
                                    (y - z)

where "x" equals the number of New Stock shares owned by the qualified shareholder wishing to purchase the Returned Shares, "y" equals the total number of issued shares of New Stock, and "z" equals the number of New Stock shares owned by IMCC. Twenty-five percent (25%) of the Returned Shares Purchase Price shall be payable in cash upon exercise, with the remaining balance of $2.51 per share being evidenced by a promissory note, payable in three years (the "Returned Shares Note"). Subject to applicable Internal Revenue Service rules, the Returned Shares Note shall bear simple interest at the short term applicable federal rate as stated in June 1996, which interest shall be payable annually in arrears. Payment of the Returned Shares Note will be secured by a pledge of the Returned Shares purchased, as converted into share(s) of New Stock, pursuant to a stock pledge agreement to be provided by the Company. Exercising shareholders purchasing Returned Shares shall be required to apply any dividends, distributions or other payments made to the shareholder of the Company on the Returned Shares/New Stock to payment of the unpaid balance of the Returned Shares Note. Returned Shares purchased by an exercising shareholder shall be fully votable in accordance with the terms of the Company's organizational documents and other agreements binding the Company for so long as the exercising shareholder is not in default under the pledge agreement or the Returned Shares Note.


     If all of the fractional shareholders elect to round up to the next whole share, then a maximum of 429,192 shares would be issued. The 429,192 figure is based upon the number of fractional shares as of November 19, 1997. The number of shares required to complete the Round Up Option Offering may vary due to transfers made by shareholders. Furthermore, this figure does not include the shares of the Company's Common Stock held by brokerage firms or other third party nominees. With respect to the mechanism whereby the shareholders may purchase the returned shares, if the Company redeems all of the fractional shares in the Reverse Split, then a maximum of 103,808 shares would be available for the pool. The 103,808 figure is based upon the number of fractional shares as of November 19, 1997. The number of shares available for the Returned Shares Option Offering may vary due to transfers made by shareholders. Furthermore, this figure does not include the shares held by brokerage firms or other third party nominees. Immediately following the Round Up Option Offering, there would be a maximum of 2,952,000 shares of Common Stock, if all of the named fractional shareholders exercised their option to round-up. Immediately following the Returned Shares Option Offering, there would be a maximum of 2,522,808 shares of Common Stock, if all of the fractional shareholders were bought out by the Company and the remaining shareholders participated fully in the Returned Shares Option Offering.


     Assuming approval of the Reverse Split by the shareholders at the Annual Meeting, the Amendment to the Articles of Incorporation will be filed with the Utah Division of Corporations and Commercial Code and will become effective on the Effective Date thereof. Under the Amendment, without any further action on the part of the shareholders, shares of issued and outstanding Common Stock immediately prior to the Effective Date, will be converted into the right to receive the number of shares of New Stock equal to the number of shares of Common Stock held of record by a shareholder, divided by 1,000 or, in the case of Small-Lot Shareholders and shareholders of fractional shares who do not exercise the Round Up Option on or before 30 days following the Effective Date, the right to receive the Cash Consideration, for such fractional shares as of 4:30 p.m., M.S.T. on the Effective Date.



     The Amendment will, by its terms, decrease the number of shares of the Company's authorized Common Stock from 5,000,000 shares at $.10 par value per share to 5,000 shares of $100.00 par value per share to effectuate the Reverse Split.

                                  COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by shareholders, including the election of directors. There are no cumulative voting rights for the election of directors.

     Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, in accordance with its Articles of Incorporation, its Bylaws and applicable law. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities.


     Holders of Common Stock have no preemptive rights to purchase shares of Common Stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company, except as described in this Prospectus and the accompanying Schedule 13e-3 and Preliminary Proxy Statement. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to the Round Up Option Offering and the Returned Shares Offering offering will be, upon payment therefor, duly authorized, validly issued, and fully paid and non-assessable.




     The Company's Common Stock is listed on the OTC Bulletin Board through the Automated Quotation System, under the symbol "UTRS." The following table sets forth the quarterly closing bid prices for 1996, 1997, and the first three quarters of 1998, for the Company's Common Stock as reported by National

Quotation Bureau, Inc. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and do not represent actual transactions and have not been adjusted for stock dividends or splits. No stock dividends or splits have occurred from 1996 to the present, except for the $.10 per share stock dividend in January 1996.




                                                                  1998             1997              1996
                                                             --------------    ---------------    ---------------
                                                              LOW      HIGH     LOW     HIGH      LOW      HIGH
                                                             -----    -----    -----    -----    -----    ------

1st quarter..............................................    $.625    $ .75    $.875    $.875    $.625    $ 1.00
2nd quarter..............................................    $.625    $.625    $.875    $.875    $ .75    $ 1.50
3rd quarter..............................................    $.50     $.9375   $.875    $.875    $.875    $ 1.00
4th quarter..............................................     N/A      N/A     $ .25    $.875    $.875    $ .875




                                  IMCC OPTION


     IMCC, a fifty and five/tenths percent (50.5%) shareholder of the Company, was granted a ten year option to purchase 150,000 or more additional shares of stock at a price equal to $3.35 per share pursuant to and on the same terms and conditions as those provided under the Stock Purchase Agreement, so that after the Reverse Split IMCC may maintain its 50.5% interest in the Company.

     UTAH LAW AND CERTAIN ARTICLES OF INCORPORATION AND BY-LAWS PROVISIONS

                  LIMITATION OF LIABILITY AND INDEMNIFICATION


     The Registrant, being incorporated under the Utah Revised Business Corporation Act (the "URBCA"), is mandated under Section 16-10a-903, subject to the Company's Articles of Incorporation to indemnify a director or officer who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful. Pursuant to Section 16-10a-902 and subject to
Section 16-10a-906, the Company may indemnify a director for reasonable expenses incurred in a proceeding.



     The Company's Articles of Incorporation contain certain provisions permitted under the Utah Revised Business Corporation Act (the "URBCA"), relating to the liability of directors. These provisions eliminate the liability of a director to the Company or to its shareholders for monetary damages for any action taken or any failure to take any action, as a director, except liability for: (a) the amount of a financial benefit received by a director to which he or she is not entitled; (b) an intentional infliction of harm on the Company or the shareholders; (c) a violation of Section 16-10a-842 (regarding unlawful distributions); or (d) an intentional violation of criminal law. These provisions do not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions do not alter a director's liability under federal securities laws. Article XII of the Company's By-laws also contains certain provisions permitted under the URBCA relating to indemnification of directors and officers of the Company. In general, these provisions permit the indemnification of directors and officers in certain circumstances if the person seeking indemnification acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had not reasonable cause to believe his or her conduct was unlawful. The provisions also provide for the reimbursement and/or advancement of expenses to directors and officers under certain circumstances, which provisions are consistent with the URBCA. The By-laws also provide that the Company may purchase liability insurance for its officers and directors, although the Company has not done so. The By-laws also provide for the limitation of liability of directors as set forth in the URBCA and Article Twelfth of the Company's Articles of Incorporation. INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE REGISTRANT PURSUANT TO THE FOREGOING PROVISIONS, THE REGISTRANT HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE. The Company believes that these provisions assist the Company in attracting and retaining qualified individuals to serve as directors and officers.


                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Registrar and Transfer Company, located at 10 Commerce Drive, Cranford, New Jersey 07016.

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Securities and Exchange Commission.

     Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission in Washington, DC, and at certain of its Regional Offices. Furthermore, copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. Finally, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company, which Web site is located at (http://www.sec.gov).


     The Company's Common Stock is listed on the OTC Bulletin Board through the Automated Quotation System, under the symbol "UTRS." Reports, proxy and information statements and other information concerning the Company can be inspected at such exchanges.

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES



                   CONSOLIDATED FINANCIAL STATEMENTS CONTENTS



                                                              PAGE
                                                              ----

Independent Auditors' Report................................   F-1


Consolidated balance sheet, December 31, 1997, 1996, and
  1995 and September 30, 1998 (unaudited)...................   F-2

Consolidated statements of operations for the years ended
  December 31, 1997, 1996, 1995 and nine months ended
  September 30, 1998 and 1997 (unaudited)...................   F-3

Consolidated statement of stockholders' equity for the years ended December 31, 1997, 1996, 1995 and September 30, 1998
  (unaudited)...............................................   F-4

Consolidated statement of cash flows for the years ended
  December 31, 1997, 1996, 1995 and nine months ended
  September 30, 1998 and 1997 (unaudited)...................   F-5


Notes to consolidated financial statements..................   F-7

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors of


  UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES



     We have audited the accompanying consolidated balance sheet of UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES at December 31, 1997, 1996, and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the three years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES as of December 31, 1997, 1996, and 1995 and the results of their operations and their cash flows for the three years then ended, in conformity with generally accepted accounting principles.



     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information included in the Schedule of Supplementary Information on oil and gas operations is presented for the purposes of additional analysis and is not a required part of the basic financial statements. Such information, except for that portion marked "unaudited," on which we express no opinion, has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                                  TANNER + CO.



Salt Lake City, Utah


January 28, 1998 except for Note 16, which


is dated February 27, 1998.

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET


                                                      SEPTEMBER 30,                DECEMBER 31,
                                                             1998      --------------------------------------
                                                         (UNAUDITED)       1997          1996          1995
                                                         -----------   -----------   -----------   ----------
ASSETS
Cash and cash equivalents.............................   $    33,512   $   163,230   $   517,858   $  765,831
Accounts receivable from related parties..............       136,209       372,757       262,668      372,622
Notes receivable......................................       206,574       235,746       140,672      178,989
Income tax receivable.................................            --            --            --      212,328
Property and equipment, net of accumulated
  depreciation and amortization of $57,311, $52,314
  $43,408, $36,409....................................           504        17,512        26,019       36,959
Real estate held for resale...........................     1,038,282       855,007       876,088      854,821
Royalty interest in petroleum and mineral production,
  net of amortization of $50,210, $44,382, $47,729
  $41,034.............................................            --         2,481         5,828        9,176
Other assets..........................................        53,287        53,287       137,011       10,599
Net assets of discontinued operations.................            --            --            --          657
                                                         -----------   -----------   -----------   ----------
                                                         $ 1,468,368   $ 1,700,020   $ 1,966,144   $2,441,982
                                                         ===========   ===========   ===========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable......................................   $   197,003   $   280,802   $   252,464   $  276,446
Accrued expenses......................................       450,642       722,652       546,070      312,474
Earnest money deposits................................        36,000        36,000        36,000       36,000
Notes payable.........................................       581,878       285,794       291,110      599,627
                                                         -----------   -----------   -----------   ----------
     Total liabilities................................     1,265,223     1,325,248     1,125,644    1,224,547
                                                         -----------   -----------   -----------   ----------
Minority interest.....................................        89,799        89,798       110,903      152,113
Commitment and contingencies..........................            --            --            --           --
Stockholders' equity:
  Common stock; par value $.10 per share, 5,000,000
     shares authorized, 2,522,808 shares, issued and
     outstanding......................................       252,281       252,281       252,281      185,120
  Additional paid-in capital..........................     4,431,232     4,431,232     4,431,232      348,757
  Note receivable from stock sale.....................    (3,633,159)   (3,633,159)   (3,633,159)          --
  Retained (deficit) earnings.........................      (937,008)     (765,380)     (320,757)     531,445
                                                         -----------   -----------   -----------   ----------
     Total stockholders' equity.......................       113,346       284,974       729,597    1,065,322
                                                         -----------   -----------   -----------   ----------
                                                         $ 1,468,368   $ 1,700,020   $ 1,966,144   $2,441,982
                                                         ===========   ===========   ===========   ==========


          See accompanying notes to consolidated financial statements.

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF OPERATIONS




                                                     NINE MONTHS ENDED SEPTEMBER 30,             YEARS ENDED DECEMBER 31,
                                                        ---------------------------      ------------------------------------------
                                                           1998            1997             1997            1996            1995
                                                        ----------      -----------      ----------      -----------     ----------
                                                        (UNAUDITED)     (UNAUDITED)
Sales.................................................  $       --      $  517,066       $  530,553      $   451,406     $  587,663
Cost of sales.........................................          --         205,010          207,691          139,175        156,250
                                                        ----------      -----------      ----------      -----------     ----------
     Gross profit.....................................          --         312,056          322,862          312,231        431,413
General and administrative expenses...................     582,268         594,349        1,222,040        1,530,288      1,045,854
                                                        ----------      -----------      ----------      -----------     ----------
     Income(loss) from operations.....................    (582,268)       (282,293)        (899,178)      (1,218,057)      (614,441)
                                                        ----------      -----------      ----------      -----------     ----------
Other income (expense):
  Royalty income......................................     163,139         144,194          176,572          153,051         61,006
  Interest and dividend income(expense)...............     246,501          22,396          247,295          156,895        102,794
  Interest expense....................................          --              --          (22,517)         (86,405)       (51,279)
  Other income (expense)..............................       1,000              --          (18,900)          (8,772)        35,906
                                                        ----------      -----------      ----------      -----------     ----------
     Total other income (expense).....................     410,640         166,590          382,450          214,769        148,427
                                                        ----------      -----------      ----------      -----------     ----------
Loss before minority interest and provision for income
  taxes...............................................    (171,628)       (115,703)        (516,728)      (1,003,288)      (466,014)
Minority interest in net loss of subsidiaries.........          --              --           21,105           23,385         26,988
                                                        ----------      -----------      ----------      -----------     ----------
Income(loss) before provision for income taxes and
  discontinued operations.............................    (171,628)       (115,703)        (495,623)        (979,903)      (439,026)
Income tax benefit....................................          --              --           51,000           54,000        179,000
                                                        ----------      -----------      ----------      -----------     ----------
Income(loss) from continuing operations...............    (171,628)       (115,703)        (444,623)        (925,903)      (260,026)
Discontinued operations:
  (Loss) income from discontinued operations net of
     income taxes of $-0-, $-0-, $-0-, $-0-,
     and $48,000......................................          --              --               --          (19,365)        93,407
  Income (loss) from disposal of discontinued
     operations net of income taxes benefit of $-0-,
     $-0-, $-0-, $-0-, and $227,000...................          --              --               --           93,066       (583,000)
                                                        ----------      -----------      ----------      -----------     ----------
     Total discontinued operations....................          --              --               --           73,701       (489,593)
                                                        ----------      -----------      ----------      -----------     ----------
     Net loss.........................................  $ (171,628)     $ (115,703)      $ (444,623)     $  (852,202)    $ (749,619)
                                                        ==========      ===========      ==========      ===========     ==========
  Loss per share -- continued operations..............                                   $    (0.18)     $     (0.45)    $    (0.16)
  Income (loss) per share -- discontinued
     operations.......................................         --               --               --             0.04          (0.30)
                                                        ----------      -----------      ----------      -----------     ----------
     Total earnings(loss) per share...................  $    (0.07)      $    (0.05)      $   (0.18)     $     (0.41)    $    (0.46)
                                                        ==========      ===========      ==========      ===========     ==========




          See accompanying notes to consolidated financial statements.

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                 YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995 (AUDITED)


                 AND SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)





                                                                           NOTES
                                       COMMON SHARES       ADDITIONAL   RECEIVABLE
                                    --------------------    PAID-IN     FROM STOCK     RETAINED
                                     SHARES      AMOUNT     CAPITAL        SALES       EARNINGS
                                    ---------   --------   ----------   -----------   -----------
Balance, January 1, 1995..........  1,284,027   $128,403   $  127,174   $        --   $ 1,409,527
Common stock issued to purchase
  subsidiary valued at book value
  of subsidiary...................    590,000     59,000      196,503            --            --
                                    ---------   --------   ----------   -----------   -----------
Common stock issued for services
  in acquisition of subsidiary....     76,000      7,600       25,080            --            --
Repurchase of stock through land
  issuance........................   (102,429)   (10,243)          --            --            --
Common stock issued in settlement
  of dispute......................      3,600        360           --            --            --
Dividends.........................         --         --           --            --      (128,463)
Net loss..........................         --         --           --            --      (749,619)
                                    ---------   --------   ----------   -----------   -----------
Balance, December 31, 1995........  1,851,198    185,120      348,757            --       531,445
Common stock retired through
  split-off of subsidiary.........   (590,000)   (59,000)      59,000            --            --
Repurchase of common stock........    (40,552)    (4,055)    (131,794)           --            --
Common stock issued for:
  Cash and note receivable........  1,275,912    127,591    4,146,714    (3,633,159)           --
  Accounts payable................     26,250      2,625        8,555            --            --
Net loss..........................         --         --           --            --      (852,202)
                                    ---------   --------   ----------   -----------   -----------
Balance, December 31, 1996........  2,522,808    252,281    4,431,232    (3,633,159)     (320,757)
Net loss..........................         --         --           --            --      (444,623)
                                    ---------   --------   ----------   -----------   -----------
Balance, December 31, 1997........  2,522,808   $252,281   $4,431,232   $(3,633,159)  $  (765,380)
                                    ---------   --------   ----------   -----------   -----------
Net loss (unaudited)                       --         --           --            --   $  (171,628)
                                    ---------   --------   ----------   -----------   -----------
Balance, Sept 30, 1998 (unaudited)  2,522,808   $252,281   $4,431,232   $(3,633,159)  $  (937,008)
                                    =========   ========   ==========   ===========   ===========




          See accompanying notes to consolidated financial statements.

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS




                                                              NINE MONTHS ENDED
                                                                 SEPTEMBER 30,               YEARS ENDED DECEMBER 31,
                                                              -------------------       -----------------------------------
                                                               1998         1997        1997        1996         1995
                                                              -------     -------       ----        ----         ----
                                                             (UNAUDITED) (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)........................................  $(171,628)  $(115,703)  $  (444,623)$  (852,202) $   (749,619)
  Loss (income) from discontinued operations...............         --          --            --      19,365       (93,407)
  Loss (gain) from disposition of discontinued operation...         --          --            --     (93,066)      583,000
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization.........................      7,478       5,694        12,253      12,567        12,349
     Minority interest in net loss of subsidiaries.........         --          --       (21,105)    (23,385)      (26,988)
     Loss (gain) on disposition of assets..................                                   --       1,221        (3,106)
     Bad debt expense......................................                                   --          --        10,899
     Common stock issued for services......................                                   --          --        33,040
     (Increase) decrease in:
       Accounts receivable.................................    236,549     (40,892)     (110,089)    109,954      (118,310)
       Other assets........................................         --          --        83,724     (32,935)         (775)
       Real estate held for resale.........................   (183,275)     37,634        21,081      87,834      (237,850)
       Income tax receivable...............................         --          --            --     212,328      (212,328)
     (Decrease) increase in:
       Accounts payable....................................    (83,799)    164,785        28,338     (23,982)      115,912
       Accrued expenses....................................   (477,932)   (236,315)       176,562     153,787        20,942
       Deferred income tax.................................         --          --            --          --      (300,000)
                                                             ---------   ---------   -----------   ---------   -----------
          Net cash used in continued operations............   (466,685)   (184,797)     (253,839)   (428,514)     (966,241)
          Net cash provided by (used in) discontinued
            operations.....................................         --          --            --     136,993      (104,846)
                                                             ---------   ---------   -----------   ---------   -----------
          Net cash used in operating activities............   (466,685)   (184,797)     (253,839)   (291,521)   (1,071,087)
                                                             ---------   ---------   -----------   ---------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from disposition of assets......................         --          --            --         500        18,140
  Payments on notes receivable.............................     29,172    (118,987)       63,459     189,367       137,348
  Purchase of property and equipment.......................     12,011        (512)         (399)         --        (2,690)
  Increase (decrease) in notes receivable..................         --          --      (158,333)   (151,050)     (112,137)
  Decrease in minority interest............................         --          --            --     (17,825)       (4,020)
  Decrease (increase) in other assets......................         --     124,629            --          --            --
                                                             ---------   ---------   -----------   ---------   -----------
  Cash for investing activities -- continuing operations...     41,183       5,130       (95,473)     20,992        36,641
  Cash for investing activities -- discontinued
     operations............................................         --          --            --         (38)       76,839
                                                             ---------   ---------   -----------   ---------   -----------
          Net cash (used in) investing
            activities.....................................     41,183       5,130       (95,473)     20,954       113,480
                                                             ---------   ---------   -----------   ---------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of dividends....................................         --          --            --          --      (128,463)
  Payments on notes payable................................         --      (3,272)       (5,316)   (419,449)      (90,129)
  Proceeds from notes payable..............................    295,784          --            --          --            --
  Issuance of common stock.................................         --          --            --     641,146            --
  Retirement of common stock...............................         --          --            --    (135,849)           --
                                                             ---------   ---------   -----------   ---------   -----------
  Cash for financing activities -- continued operations....    295,784      (3,272)       (5,316)     85,848      (218,592)
  Cash for financing activities -- discontinued
     operations............................................         --          --            --     (63,254)     (196,765)
                                                             ---------   ---------   -----------   ---------   -----------
       Net cash (used in) provided by financing
          activities.......................................    295,784      (3,272)       (5,316)     22,594      (415,357)
                                                             ---------   ---------   -----------   ---------   -----------
Increase (Decrease) in cash................................   (129,718)   (182,939)     (354,628)   (247,973)   (1,372,964)
Cash and cash equivalents, beginning of period.............    163,230     517,858       517,858     765,831     2,138,795
                                                             ---------   ---------   -----------   ---------   -----------
Cash and cash equivalents, end of period...................  $  33,512   $ 334,919     $ 163,230   $ 517,858   $   765,831
                                                             =========   =========     =========   =========   ===========




          See accompanying notes to consolidated financial statements.

1996



The Company issued 1,275,912 shares of stock in exchange for cash and a note receivable in the amount of $3,633,159.



The Company issued 26,250 shares of stock as payment of a liability in the amount of $11,180



The Company redeemed and retired 590,000 shares of stock in conjunction with the split-off of Midwest Railroad at no value.



1995



The Company purchased the assets of another company for common stock valued at $255,503.



The Company financed the purchase of equipment with debt in the amount of $28,278.



The Company purchased and retired 102,429 shares of common stock through the issuance of 10.6 acres of land under the terms of a prior year agreement.



The Company disposed of debt in the amount of $3,933, which was assumed in the sale of land for which the Company received a note receivable.



SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:




                                                              NINE MONTHS ENDED
                                                                September 30,
                                                             ----------------------
                                                                1998       1997      1997     1996      1995
                                                                ----       ----      ----     ----      ----
                                                             (UNAUDITED)(UNAUDITED)
Cash paid for:
  Interest..................................................    $1,192     $1,513  $2,259   $51,301   $62,427
                                                              --------   --------  ------   -------   -------
  Income taxes..............................................        --         --  $   --   $    --   $    --
                                                              --------   --------  ------   -------   -------




          See accompanying notes to consolidated financial statements.

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                 YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



BUSINESS



     Utah Resources International, Inc., and consolidated Accounting entities (the Company) is engaged primarily in the development of real estate including the sale of developed and undeveloped real estate. The Company's assets are located in the Rocky Mountain West.



PRINCIPLES OF CONSOLIDATION



     The consolidated financial statements include the financial statements of Utah Resources, Inc., Tonaquint Inc. and a number of limited partnerships of which the Company has ownership in excess of 50 percent and has management responsibility. All material intercompany transactions and balances have been eliminated in consolidation of the Companies and partnerships.



     The Company is both a general and limited partner in the following limited partnerships.



                                                                PERCENT
                        PARTNERSHIP                              OWNED
                        -----------                             -------

Country Club Partnership....................................     84.04%
URI -- MGO Partnership......................................     70.00%
Southgate Palms Ltd. Partnership............................    100.00%
Southgate Plaza Ltd. Partnership............................     52.50%
Southgate Resort Limited Partnership........................    100.00%
Resources Limited Partnership...............................     83.63%
Tonaquint Indian Hills Partnership..........................     75.85%
Service Station Limited Partnership #2......................     79.00%




     Discontinued operations include Midwest Railroad Construction and Maintenance Corporation (Midwest) from June 13, 1995 (date of acquisition) through March 31, 1996 (date of disposition). The Company disposed of Midwest effective March 31, 1996, see notes 7 and 8. Net assets of discontinued operations in 1995 also included those of a service station, which was closed in 1993.



METHOD OF RECOGNITION OF INCOME



     Profits on sale of developed lots, developed land and raw land are recognized in accordance with standards established for the real estate industry which generally provide for deferral of all or part of the profit on a sale if the buyer does not meet certain down payment requirements or certain other tests of the buyer's financial commitment to the purchase, or the seller is required to perform significant obligations subsequent to the sale.



     Cost of sales include a pro rata portion of acquisition and development costs (including estimated costs to complete) along with sales commissions, closing costs and other costs specifically related to the sale.



METHOD OF RECOGNITION OF INCOME



  Oil and Gas



     Royalty income is recognized when received. The Company has overriding mineral and oil and gas royalty interests and thus exercises no control over the activities of the royalty payers and is notified of the amounts or royalties due when the cash is received.



     The Company follows the full-cost accounting method of capitalizing all exploration and development costs including nonproductive drilling expenses, lease abandonments, and other related costs. Under this method of

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



          YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 -- (CONTINUED)



accounting, no gains or losses are recognized from the sale or disposition of properties with insignificant proved oil and gas reserves. If capitalized costs exceed the present value of future net operations, the excess is charged to expense.



PROPERTY AND EQUIPMENT



     Property and equipment is carried at cost. Depreciation is computed using the straight-line method based upon the following useful lives of 3-10 years:



REAL ESTATE HELD FOR RESALE



     Real estate held for resale includes developed lots, land under development and raw land. Real estate held for resale is carried at the lower of cost or market. The cost of development of building lots includes the land and the related costs of development (planning, survey, engineering and other) which are capitalized. The cost of interest and property taxes are expensed.



ROYALTY INTEREST IN PETROLEUM AND MINERAL PRODUCTION



     The cost of identifiable intangible assets, consisting of royalties, is being amortized on a straight-line basis over the expected productive life of the asset of 15 years.



INCOME TAXES



     Deferred income taxes are provided in amounts sufficient to give effect to temporary differences between financial statement and tax reporting purposes. The differences are primarily a result of differing methods of accounting for land sales and depreciation of property and equipment.



INTEREST INCOME




     The Company recognizes interest income when earned. Interest payments received by the Company prior to the interest being earned is recorded as prepaid interest income until the interest is earned.




EARNINGS PER SHARE



     The Computation of basic earnings per common share is based on the weighted average number of shares outstanding during each year.



     The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus the common stock equivalents which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the year. Common stock equivalents have not been included as the exercise price is in excess of the market price and the amounts are antidilutive.



STATEMENT OF CASH FLOWS



     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.



CONCENTRATION OF CREDIT RISK



     Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses which, when realized, have been within the range of management's expectations.

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



          YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 -- (CONTINUED)



     The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such account and believes it is not exposed to any significant credit risk on cash and cash equivalents.




USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS



     The preparation of financial statements in conformity with generally accepted accounting principles requires Continued management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.


UNAUDITED FINANCIAL INFORMATION



     The unaudited consolidated financial statements include the accounts of Utah Resources International, Inc., and subsidiaries, and include all adjustments (consisting of normal recurring items) which are, in the opinion of management, necessary to present fairly the financial position as of September 30, 1998 and the results of operations and cash flows for the nine months ended September 30, 1998 and 1997. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the entire year.




RECLASSIFICATION



     Certain balances in the 1996 and 1997 financial statements have been reclassified to conform to the 1997 presentation.



2. ACCOUNTS RECEIVABLE FROM RELATED PARTIES



     Accounts receivable from related parties are as follows at December 31:



                                                                1997       1996       1995
                                                              --------   --------   --------
Entity with shareholders in common..........................  $120,086   $120,086   $132,843
Related party partnership with common ownership.............   153,875    142,582    152,516
Stockholders and directors..................................    98,796         --     87,263
                                                              --------   --------   --------
                                                              $372,757   $262,668   $372,622
                                                              ========   ========   ========



3.  NOTES RECEIVABLE



     The Company has the following notes receivable at Receivable December 31:



                                                                1997       1996       1995
                                                              --------   --------   --------
Note receivable from an individual with interest at 9%,
  secured by real estate and due when real estate is sold...  $231,225   $131,642   $138,989
Note receivable from a company due in 1997 with interest at
  8.5%......................................................     4,521      9,030     40,000
                                                              --------   --------   --------
                                                              $235,746   $140,672   $178,989
                                                              ========   ========   ========



     Future maturities of notes receivable are as follows:



                            YEAR                               AMOUNT
                            ----                              --------
1998........................................................  $  4,521
1999........................................................   231,225
                                                              --------
Total.......................................................  $235,746
                                                              ========



4.  REAL ESTATE HELD FOR RESALE



     Real estate held for resale consists of approximately for 403 acres of real estate at December 31, 1997, of which approximately 383 acres is currently planned for single family dwelling lots, commercial development and

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



          YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 -- (CONTINUED)



multiple housing in St. George, Utah. The aggregate cost of the raw land and partially developed land is $855,007, $876,088, and $854,821 at December 31, 1997, 1996, and 1995, respectively.



     Property related to the Service Station, which was sold with its fixtures in 1997, amounts to $109,101 and is included in real estate held for investment at December 31, 1996. At December 31, 1995, the Service Station assets were included in net assets of discontinued operations. Included in other assets is $92,773 of fixtures relating to the Service Station at December 31, 1996.



5.  ACCRUED EXPENSES



     Accrued expenses at December 31, consist of the following:



                                                                1997       1996       1995
                                                              --------   --------   --------
Deficit in investment in partnerships.......................  $231,842   $225,661   $168,857
Accrued interest............................................   145,134    120,358     34,775
Unearned interest received..................................        --     98,869         --
Accrued costs for clean up..................................    50,533     50,533     50,533
Accrued payroll and payroll taxes...........................   288,022         --         --
Other accrued expenses......................................     7,121     50,649     58,309
                                                              --------   --------   --------
     Total..................................................  $722,652   $546,070   $312,474
                                                              ========   ========   ========



6.  NOTES PAYABLE



     The Company has the following notes payable at December 31:



                                                                1997       1996       1995
                                                              --------   --------   --------
Notes payable to a shareholder of the Company with interest
  rates ranging from 7.5% to 9.5%...........................  $110,932   $110,932   $     --
Notes payable to a governmental entity requiring annual
  payments of approximately $15,000 plus interest at 5.94%,
  secured by real estate....................................    91,551     91,551    106,810
Note payable to entity requiring annual payments of $10,386
  including interest at 9%, secured by real estate..........    67,282     67,282     67,282
Note payable to a financial institution requiring monthly
  payments of $491 including interest at 10.5%, secured by a
  vehicle...................................................    16,029     20,074     23,600
Note payable to a trust requiring quarterly interest
  payments at 10%, principal due in 1996, secured by real
  estate....................................................        --         --    400,000
Other.......................................................        --      1,271      1,935
                                                              --------   --------   --------
     Total..................................................  $285,794   $291,110   $599,627
                                                              ========   ========   ========

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



          YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 -- (CONTINUED)



     Future maturities of notes payable at December 31, 1997 are as follows:



                            YEAR                               AMOUNT
                            ----                              --------
1998........................................................  $162,454
1999........................................................    25,992
2000........................................................    27,057
2001........................................................    23,421
2002........................................................    22,799
Thereafter..................................................    24,071
                                                              --------
                                                              $285,794
                                                              ========



     None of the Company's debt instruments are held for trading purposes. The Company estimates that the fair value of all financial instruments at December 31, 1997 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet.



7. INVESTMENT IN MIDWEST



     Effective June 13, 1995, the Company acquired 100% ownership of Midwest through the issuance of 590,000 shares of the Company's common stock for all of the outstanding stock of Midwest. The acquisition was accounted for as a purchase. The fair market value of the Midwest assets and liabilities approximated the historical cost of the assets and liabilities. The net equity of Midwest at the date of acquisition was $255,503.



     Effective March 31, 1996, the Company distributed Midwest to its former owner. The Company returned to the former Midwest owner all of the common stock of Midwest and in return received 590,000 shares of its restricted common stock and agreed to forgive net cash advances made to Midwest over the ownership period. The return of the 590,000 shares of common stock to the Company was recorded at no value as the Company exchanged its ownership in Midwest for the return of the shares of the Company. The 1995 financial statements reflect a pretax write-down of approximately $752,000 for its investment in Midwest to its estimated realizable value. The write-down in 1995, was a result of the forgiveness of approximately $384,000 of intercompany debt from 1995 and the write-off of the approximate $368,000 of Midwest investment at December 31, 1995.



     In 1996, the aggregate loss on the disposal of Midwest was reduced by $93,066 due primarily to the offsetting of certain costs against the advances made to Midwest incurred on behalf of Midwest.



     For the three months ended March 31, 1996, Midwest had a loss of $19,365 resulting in a net gain on disposition in 1996 of $73,701. The Company realized an aggregate total loss of $659,934 on the disposal of Midwest.

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


          YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 -- (CONTINUED)



8. DISCONTINUED OPERATIONS



     Condensed financial information for Midwest, which was discontinued, is as follows for the periods June 13, 1995 (date of acquisition) through December 31, 1995 and January 1, 1996 through March 31, 1996 (date of disposition). The Service Station had no operations subsequent to 1994.


                                                                                 JUNE 13,
                                                                JANUARY 1,     1995 (DATE OF
                                                               1996 THROUGH    ACQUISITION)
                                                                MARCH 31,         THROUGH
                                                              1996 (DATE OF    DECEMBER 31,
                                                               DISPOSITION)        1995
                                                              --------------   -------------
Revenues....................................................    $2,690,730      $5,598,542
Costs and expenses..........................................     2,710,095       5,457,135
                                                                ----------      ----------
Net (loss) income before income tax.........................       (19,365)        141,407
Income tax expense..........................................            --          48,000
                                                                ----------      ----------
Net income (loss)                                               $  (19,365)     $   93,407
                                                                ==========      ==========



9. INCOME TAXES



     The benefit (expense) for income taxes is as follows:



CONTINUING OPERATIONS



                                                               1997      1996       1995
                                                              -------   -------   --------
Current.....................................................  $51,000   $54,000   $106,000
Deferred....................................................       --        --     73,000
                                                              -------   -------   --------
Total continuing operations.................................  $51,000   $54,000   $179,000
                                                              =======   =======   ========



DISCONTINUED OPERATIONS



                                                               1997      1996       1995
                                                              -------   -------   --------
Current.....................................................  $    --   $    --   $     --
Deferred....................................................       --        --    227,000
                                                              -------   -------   --------
Total discontinued operations                                 $    --   $    --   $
                                                              =======   =======   ========

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



          YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 -- (CONTINUED)



     The benefit (provision) for income taxes differs from the amount computed at the federal statutory rate as follows:



CONTINUING OPERATIONS



                                                                1997        1996        1995
                                                              ---------   ---------   --------
Income tax benefit at federal statutory rates...............  $ 151,000   $ 333,000   $158,000
State income taxes..........................................      5,000      49,000     23,000
Valuation allowance.........................................   (105,000)   (328,000)        --
Other.......................................................         --          --     (2,000)
                                                              ---------   ---------   --------
Total current income taxes..................................  $  51,000   $  54,000   $179,000
                                                              =========   =========   ========



DISCONTINUED OPERATIONS



                                                                1997      1996       1995
                                                                ----      ----       ----
Income tax (expense) benefit at federal statutory rates.....    $--     $(11,000)  $227,000
State income taxes..........................................     --       (4,000)    20,000
Other.......................................................     --       15,000    (20,000)
                                                                ---     --------   --------
     Total..................................................    $--     $     --   $227,000
                                                                ===     ========   ========



     Deferred income taxes have been established to reflect timing differences between financial reporting and income tax purposes. The primary differences are as follows:



                                                                  1997         1996        1995
                                                                  ----         ----        ----
Condemnation sales..........................................    $      --    $      --   $ 300,000
Discontinued operations.....................................           --           --    (227,000)
Net operating loss carryforward.............................     (433,000)    (328,000)    (73,000)
Valuation allowance.........................................      433,000      328,000          --
                                                                ---------    ---------   ---------
     Total..................................................    $      --    $      --   $      --
                                                                =========    =========   =========



     The Company has a net operating loss carryforward of approximately $1,447,000, which expires between 2011 and 2012. The benefit of the net operating loss (NOL) carryforwards available to offset future taxes will be limited by the tax laws in effect at the time such NOL's can be utilized. Significant changes in the ownership of the Company or tax laws could limit the amount of NOL benefit.



10. STOCK SUBSCRIPTION RECEIVABLE



     The Company has a promissory note receivable at December 31, 1997 and 1996 in the amount of $3,633,159. The note bears interest at the short-term Federal Internal Revenue Service rate (6.77% at December 31, 1997). Interest is due annually in July of each year with the principal balance due August 1, 2001. The note is secured by 1,285,912 shares of the Company's common stock.



11. LOSS PER SHARE



     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (SFAS 128) "Earnings Per Share," which requires companies to present basic earnings per share (EPS) and diluted earnings per share, instead of the primary and fully diluted EPS that was previously

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



          YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 -- (CONTINUED)



required. The new standard also requires additional informational disclosures, and makes certain modifications to the previously applicable EPS calculations defined in Accounting Principles Board No. 15. The new standard is required to be adopted by all public companies for reporting periods ending after December 15, 1997, and requires presentation of EPS for all prior periods reported. During the year ended December 31, 1997, the Company adopted this standard.



     Loss per share information in accordance with SFAS 128 is as follows:



                                                                     YEAR ENDED DECEMBER 31, 1997
                                                               ----------------------------------------
                                                                 INCOME          SHARES       PER-SHARE
                                                               (NUMERATOR)    (DENOMINATOR)    AMOUNT
                                                               -----------    -------------   ---------
Net loss...................................................     $(444,623)
Less preferred stock dividends.............................            --
                                                                ---------
BASIC EPS
Income available to common stockholders....................      (444,623)      2,522,808       $(.18)
                                                                                                -----
EFFECT OF DILUTIVE SECURITIES
Stock options..............................................            --              --
                                                                ---------       ---------
DILUTED EPS
Income available to common stockholders plus assumed
  conversions..............................................     $(444,623)      2,522,808       $(.18)
                                                                =========       =========       =====



                                                                     YEAR ENDED DECEMBER 31, 1996
                                                               ----------------------------------------
                                                                 INCOME          SHARES       PER-SHARE
                                                               (NUMERATOR)    (DENOMINATOR)    AMOUNT
                                                               -----------    -------------   ---------
Net loss...................................................     $(852,202)
Less preferred stock dividends.............................            --
                                                                ---------
BASIC EPS
Income available to common stockholders....................      (852,202)      2,072,105       $(.41)
                                                                                                -----
EFFECT OF DILUTIVE SECURITIES
Stock options..............................................            --              --
                                                                ---------       ---------
DILUTED EPS
Income available to common stockholders plus assumed
  conversions..............................................     $(852,202)      2,072,105       $(.41)
                                                                =========       =========       =====



                                                                     YEAR ENDED DECEMBER 31, 1995
                                                               ----------------------------------------
                                                                 INCOME          SHARES       PER-SHARE
                                                               (NUMERATOR)    (DENOMINATOR)    AMOUNT
                                                               -----------    -------------   ---------
Net loss...................................................     $(749,619)
Less preferred stock dividends.............................            --
                                                                ---------
BASIC EPS
Income available to common stockholders....................      (749,619)      1,619,000       $(.46)
                                                                                                -----
EFFECT OF DILUTIVE SECURITIES
Stock options..............................................            --              --
                                                                ---------       ---------
DILUTED EPS
Income available to common stockholders plus assumed
  conversions..............................................     $(749,619)      1,619,000       $(.46)
                                                                =========       =========       =====

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


          YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 -- (CONTINUED)



12. CONTINGENCIES




     The Company is aware of certain claims made against the Company. The Company is vigorously defending its position in these claims and believes that it has meritorious defenses. The outcome of these claims is not known. Management believes that the resolution of such claims will not result in any material adverse effect on the financial position, operations and cash flows of the Company.



     The Company is in the process of remediation of the service station property. The Company, at December 31, 1997, has accrued $50,000 towards additional remediation costs. It is not known if any additional costs over what the Company has accrued will be needed to complete the remediation.




13. COMMITMENTS



     The Company leases its office facility under a year lease requiring monthly payments of $500 which expires in 1998. Lease expense was $6,000 in 1997.



     On February 27, 1998, the Company, in connection with the execution of the stock purchase agreement in 1996, entered into an employment agreement with the president of the Company for a salary of $195,000 per year. The agreement commences the salary on July 13, 1996. Accrued and expensed salary to the president for the year ended December 31, 1997 is $286,356.



14. SIGNIFICANT CUSTOMERS



     The Company had land sales of $331,000, $106,000, and $152,000 to a significant customer in 1997, 1996, and 1995, respectively.



15. RECENTLY ISSUED ACCOUNTING STATEMENTS



     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income." SFAS 130 requires entities presenting a complete set of financial statements to include details of comprehensive income that arise in the reporting period. Comprehensive income consists of net income or loss for the current period and other comprehensive income, which consists of revenue, expenses, gains, and losses that bypass the income statement and are reported directly in a separate component of equity. This statement is effective for fiscal years beginning after December 15, 1997, and requires restatement of prior period financial statements presented for comparative purposes. Management believes that it will not have a material effect on the Company.



16. SUBSEQUENT EVENT



     The Company filed with the Securities and Exchange Commission in February 1998, documents to have the shareholders of the Company consider and vote upon a proposal to amend the Company's Articles of Incorporation to effect a reverse split of the Company's issued and outstanding stock on the basis that each 1,000 shares of common stock then outstanding will be converted into one share, at $3.35 per share prereverse-split price, with fractional shareholders given the option to either receive cash in lieu of their resulting fractional share or purchase additional fractional shares to round up to one whole share following the reverse split.

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES



  CONSOLIDATED SCHEDULE OF SUPPLEMENTARY INFORMATION ON OIL AND GAS OPERATIONS



     The information on the Company's oil and gas operations as shown in this schedule is based on the full-cost method of accounting and is presented in conformity with the disclosure requirements of Statement of Financial Accounting Standards NO. 69 "Disclosures about Oil and Gas Producing Activities."



              COSTS INCURRED IN OIL AND GAS PROPERTY ACQUISITION,


                     EXPLORATION AND DEVELOPMENT ACTIVITIES



                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1997        1996
                                                                --------    --------
Acquisition of proved properties............................    $     --    $     --
                                                                --------    --------
Exploration and affiliate costs.............................    $     --    $     --
                                                                --------    --------
Development costs...........................................    $     --    $     --
                                                                ========    ========



                 RESULTS OF OPERATIONS FOR PRODUCING ACTIVITIES



                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1997        1996
                                                                --------    --------
Royalty income..............................................    $176,572    $153,051
Production costs............................................          --          --
Exploration costs...........................................          --          --
Depreciation, depletion, amortization, and valuation
  provisions................................................      (3,347)     (3,348)
                                                                --------    --------
Results of operations from producing activities before
  taxes.....................................................     173,225     149,703
Income tax expense..........................................     (59,000)    (51,000)
                                                                --------    --------
Results of operations from producing activities (excluding
  corporate overhead and interest costs)....................    $114,225    $ 98,703
                                                                ========    ========



         CAPITALIZED COSTS RELATING TO OIL AND GAS PRODUCING ACTIVITIES



                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1997        1996
                                                                --------    --------
Proved oil and gas properties...............................    $ 50,210    $ 50,210
Accumulated depreciation, depletion, amortization and
  valuation allowances......................................     (47,729)    (44,382)
                                                                --------    --------
Net capitalized costs.......................................    $  2,481    $  5,828
                                                                ========    ========



                  ESTIMATED QUANTITIES OF RESERVES (UNAUDITED)



     The estimated quantities of proved oil and gas reserves disclosed in the table below are based upon estimates prepared by American Energy Advisors, Inc., petroleum engineers. Such estimates are inherently imprecise and may be subject to substantial revisions.

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES



CONSOLIDATED SCHEDULE OF SUPPLEMENTARY INFORMATION ON OIL AND GAS OPERATIONS --
                                  (CONTINUED)



     All quantities shown in the table are proved developed reserves and are located within the United States.



                                                                    YEAR ENDED
                                                                 DECEMBER 31, 1997
                                                                BARRELS      MCF
                                                                -------    --------
Proved oil and gas reserves:
  Balance at beginning of year..............................    $45,000    $437,000
  Revisions of previous estimates...........................         --          --
  Improved recovery and acquisition of minerals in place....         --          --
  Extensions and discoveries................................         --          --
  Production................................................     (2,000)    (51,000)
                                                                -------    --------
Balance at end of year......................................    $43,000    $386,000
                                                                =======    ========



                                                                  YEAR ENDED
                                                              DECEMBER 31, 1996
                                                              ------------------
                                                              BARRELS     MCF
                                                              -------     ---
Proved oil and gas reserves:
  Balance at beginning of year..............................  $51,000   $488,000
  Revisions of previous estimates...........................       --    (40,000)
  Improved recovery and acquisition of minerals in place....       --         --
Extensions and discoveries..................................       --         --
Production..................................................   (6,000)   (11,000)
                                                              -------   --------
Balance at end of year......................................  $45,000   $437,000
                                                              =======   ========



            STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS


              RELATING TO PROVED OIL AND GAS RESERVES (UNAUDITED)



                                                                    YEARS ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1997         1996
                                                                 ----         ----
Future cash in flows........................................  $1,651,000   $1,830,000
Future production and development costs.....................     (62,000)     (70,000)
Future income tax expenses..................................    (540,000)    (598,000)
                                                              ----------   ----------
Future net cash flows.......................................   1,049,000    1,162,000
10% annual discount for estimated timing of cash flows......    (529,000)    (508,000)
                                                              ----------   ----------
Standardized measure of discounted future net cash flows....  $  520,000   $  654,000
                                                              ==========   ==========

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES



CONSOLIDATED SCHEDULE OF SUPPLEMENTARY INFORMATION ON OIL AND GAS OPERATIONS --
                                  (CONTINUED)



             CHANGES RELATING TO STANDARDIZED MEASURE OF DISCOUNTED


                       FUTURE NET CASH FLOWS (UNAUDITED)



                                                                   YEARS ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1997        1996
                                                                ----        ----
Sales, net of production costs..............................  $(177,000   $(153,000)
Net changes in prices.......................................    (80,000)         --
Acquisition and improved recover, less related costs........         --          --
Revisions of previous quantity estimates....................         --     (85,000)
Accretion of discount.......................................     65,000      74,000
Net change in income taxes..................................     58,000      80,000
                                                              ---------   ---------
  Net change................................................  $(134,000)  $ (84,000)
                                                              =========   =========

                               TABLE OF CONTENTS


                                                               PAGE
                            ITEM                              NUMBER
                            ----                              ------
PROSPECTUS SUMMARY..........................................     1
  The Company...............................................     1
  The Offering..............................................     1
     Round Up Option Offering...............................     2
     Returned Shares Option Offering........................     2
     Use of Proceeds........................................     3
SUMMARY FINANCIAL DATA......................................     4
RISK FACTORS................................................     5
THE COMPANY.................................................     6
USE OF PROCEEDS.............................................     7
DETERMINATION OF OFFERING PRICE.............................     7
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................     8
  Introduction..............................................     8
  Description of Business...................................     8
     (a)   Business Development.............................     8
           Form and Year of Organization....................     8
     (b)   Business of Company..............................     8
           Real Property Development Activities.............     8
          Real Property Development, Industry Overview,
          Government Regulation, and Competition............     9
           Partnerships.....................................    10
           Overriding Royalties in Oil and Gas Leases.......    10
           Employees........................................    10
  Description of Property...................................    10
     St. George Properties Industry Segment #6552...........    10
     Oil & Gas Interests Industry Segment #1311.............    11
     Office Space...........................................    11
  Material Historical Events................................    11
     Stock Purchase Agreement -- July 3, 1996 and Change in
      Control...............................................    11
     Share Exchange Agreement...............................    14
  Market for Common Equity and Related Stockholder
     Matters................................................    16
  Management's Discussion and Analysis or Plan of
     Operation..............................................    16
     Results of Operations..................................    16
     Liquidity and Capital Resources........................    17
  Changes in and Disagreements with Accountants on
     Accounting and Financial Disclosure....................    17
  Current Directors.........................................    18
     Current Directors......................................    18
     Named Executive Officers...............................    20
     Executive Officers.....................................    20
     Executive Compensation.................................    20
     Compensation Of Directors..............................    21
     Employment Contracts and Termination of Employment and
      Change-in-Control Arrangements........................    21
     Stock Plans............................................    21
     Stock Ownership of Management..........................    22
     Security Ownership of Certain Beneficial Owners........    22
DESCRIPTION OF COMMON STOCK PURSUANT TO THE OFFERINGS.......    23
  Round Up Option Offering..................................    23
  Returned Shares Option Offering...........................    23
  Common Stock..............................................    24
IMCC OPTION.................................................    25
  Utah Law and Certain Articles of Incorporation and
     By-laws................................................    26
  Provisions Limitation of Liability and Indemnification....    26
  Transfer Agent and Registrar..............................    26

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the approximate amount of fees and expenses payable by the Company in connection with the issuance and distribution of the Common Stock pursuant to the Round Up Option Offering and the Returned Shares Option Offering described in the Prospectus contained in this Registration Statement.


    Securities and Exchange Commission registration fee.........    $  1,000
    Legal fees and expenses.....................................     150,000
    Accountants' fees and expenses..............................      10,000
    Printing expenses...........................................       1,000
    Transfer Agent and Registrar fees and expenses..............       5,000
    Blue Sky fees and expenses..................................       8,000
    Directors' and officers' insurance fees and expenses........           0
    Miscellaneous expenses......................................      20,000
    Federal taxes...............................................           0
    State taxes.................................................           0
                                                                    --------
         Total..................................................     195,000
                                                                    ========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant, being incorporated under the Utah Revised Business Corporation Act (the "URBCA"), is mandated under Section 16-10a-903, subject to the Company's Articles of Incorporation to indemnify a director or officer who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful. Pursuant to Section 16-10a-902 and subject to
Section 16-10a-906, the Company may indemnify a director for reasonable expenses incurred in a proceeding.


     Article Twelfth of the Company's Articles of Incorporation contains certain provisions permitted under the URBCA relating to the liability of directors. These provisions eliminate the liability of a director to the Company or to its shareholders for monetary damages for any action taken or any failure to take any action, as a director, except liability for: (a) the amount of a financial benefit received by a director to which he or she is not entitled; (b) an intentional infliction of harm on the Company or the shareholders; (c) a violation of Section 16-10a-842 (regarding unlawful distributions); or (d) an intentional violation of criminal law. These provisions do not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions do not alter a director's liability under federal securities laws.



     Article XII of the Company's By-laws also contains certain provisions permitted under the URBCA relating to indemnification of directors and officers of the Company. In general, these provisions permit the indemnification of directors and officers in certain circumstances if the person seeking indemnification acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had not reasonable cause to believe his or her conduct was unlawful. The provisions also provide for the reimbursement and/or advancement of expenses to directors and officers under certain circumstances, which provisions are consistent with the URBCA. The By-laws also provide that the Company may purchase liability insurance for its officers and directors, although the Company has not done so. The By-laws also provide for the limitation of liability of directors as set forth in the URBCA and Article Twelfth of the Company's Articles of Incorporation.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Over the past nine years, the Company has been involved in various disputes and controversies involving its ownership, operation and management. A shareholders derivative action captioned as Ernest Muth, et al. v. John H. Morgan, Jr., et al., was filed as Civil Number C-87-1632 in the Third Judicial District Court of Salt Lake County, Utah (the "First State Action"), alleging among other things that the officers and directors of the Company committed various breaches of their fiduciary duties to the Company. A settlement agreement was entered into in the First State Action on April 6, 1993 (the "1993 Settlement Agreement"), wherein, among other things, parties to the lawsuit agreed to the manner in which directors of the Company would be selected until such time as the 1993 Settlement Agreement was terminated. On or about July 21, 1995, attorneys for the Company on behalf of the Company filed an action against John H. Morgan, Jr. and Daisy R. Morgan (John H. Morgan, Jr. and Daisy R. Morgan were shareholders and directors of the Company at this time), to enforce the 1993 Settlement Agreement in the First State Action which resulted in certain findings of fact and conclusions of law that John H. Morgan, Jr. and Daisy R. Morgan had violated the 1993 Settlement Agreement. On October 4, 1995, the Honorable Michael R. Murphy ruled that John H. Morgan, Jr. and Daisy R. Morgan had violated the 1993 Settlement Agreement and entered an order enforcing the 1993 Settlement Agreement (the "Murphy Order"). The Murphy Order was appealed by John H. Morgan, Jr. and Daisy R. Morgan and cross-appealed by the Company. An Order to Show Cause was subsequently filed in the First State Action on behalf of the Company by attorneys for the Company against John H. Morgan, Jr. and Daisy R. Morgan and others (the "Order to Show Cause").


     On or about June 13, 1995, pursuant to a Plan of Share Exchange Agreement dated as of February 16, 1995 by and among the Company, Midwest Railroad Construction and Maintenance Corporation of Wyoming, a Wyoming corporation ("Midwest"), Robert D. Wolff ("RD Wolff") and Judith J. Wolff ("JJ Wolff") (the "Share Exchange Agreement"), the Company acquired all of the outstanding shares of Midwest from RD Wolff and JJ Wolff in exchange for 590,000 restricted shares of authorized but unissued shares of the Company. The issuance to Midwest pursuant to the Share Exchange Agreement was exempt from registration under
Section 4(2) of the Securities Act of 1933 because it was a transaction by an issuer not involving any public offering. Pursuant to the Share Exchange Agreement, RD Wolff became the President of the Company. A shareholders derivative action captioned as Anne Morgan et al. v. R. Dee Erickson, et al., was filed as Case Number 2:95CV-0661C in the United States District Court for the District of Utah, Central Division (the "First Federal Action"), alleging among other things that the defendants had, among other things, violated proxy solicitation rules, violated disclosure rules under the Securities and Exchange Act of 1934, breached their fiduciary duties to the Company's shareholders, breached professional duties, committed fraud, wasted and looted the Company's assets, converted Company property, engaged in self-dealing, mismanaged the corporation and breached the duty of loyalty. The complaint sought among other things, the rescission of the Share Exchange Agreement. In April 1996, the Company, Midwest, RD Wolff and JJ Wolff entered into a Split-Off Agreement whereby, among other things, the Share Exchange Agreement was rescinded (the "Rescission Agreement") and the shares of Midwest acquired by the Company were returned to RD Wolff and JJ Wolff.



     On April 5, 1996, the Company entered into a letter of intent ("Letter of Intent") with IMCC to sell a controlling interest in the Company to IMCC, at a purchase price equal to $3.35 per share. On May 17, 1996, a shareholders derivative suit captioned as Mark Technologies Corp. et al. v. Utah Resources International, Inc., et al., was filed as Civil No. 96-090-3332CV in the Third Judicial Court of Salt Lake County, Utah (the "Second State Action"). Mark G. Jones, a director of the Company at the time, is the controlling shareholder of Mark Technologies Corporation and a shareholder of the Company. The Second State Action included, among other things, a request for the issuance of a temporary restraining order and injunction against the transactions contemplated in the Letter of Intent. On June 26, 1996, the Company entered into two settlement agreements. The first settlement agreement was by and among the Company, John H. Morgan, Jr., Daisy R. Morgan, IMCC, John Fife, Robinson & Sheen, L.L.C., R. Dee Erickson, Lyle D. Hurd, and E. Jay Sheen (the "Morgan Settlement Agreement"), whereby certain disputes among the parties were resolved and settled and the parties agreed to use their best efforts to terminate the 1993 Settlement Agreement. In particular, the parties to the Morgan Settlement Agreement executed full mutual releases, thereby releasing the claims that they had asserted in the Order to Show Cause, the First State Action and the First Federal Action and a release of approximately $89,229.81 to John

H. Morgan, Jr. previously collected from him pursuant to paragraph 8 of the Murphy Order and other amounts covered by the Order staying the execution of the Murphy Order to John H. Morgan, Jr. The second settlement agreement was by and among the Company, R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Mark G. Jones, Mark Technologies Corporation, Anne Morgan, Victoria Morgan, IMCC, John Fife and Robinson & Sheen, L.L.C. (the "1996 Settlement Agreement"), whereby the parties agreed, among other things, to dismiss the First Federal Action, the Order to Show Cause, the Second State Action and to use their best efforts to terminate the 1993 Settlement Agreement. On July 19, 1996, the notice of hearing on proposed settlement of the Second State Action, the First State Action and the First Federal Action and the notice of hearing on petition to terminate the 1993 Settlement Agreement was mailed to all the Company's shareholders of record as of June 24, 1996. Among other things, the notice provided that the 1996 Settlement Agreement and the Morgan Settlement Agreement (together the "Settlement Agreements") were to be considered approved by the court on August 12, 1996, and that all objections to the Settlement Agreements had to be presented at that time. On August 9, 1996, shareholders Jenny T. Morgan (who was a director of the Company at the time), Gerard E. Morgan, John C. Morgan and Karen J. Morgan (together the "Objectors") filed an objection to the hearing and requested that the court continue the settlement approval hearing until after a Company shareholders' vote on the Settlement Agreements and the IMCC Stock Purchase Agreement. In their objections and request for continuance of hearing, the Objectors, among other things, claimed that they had insufficient information with which to evaluate the Stock Purchase Agreement between IMCC and the Company; that they objected to the "no-shop" provision contained in the Letter of Intent; that they had insufficient information regarding John Fife, the sole shareholder of IMCC, and that they needed additional time and information to evaluate the fairness of the Stock Purchase Agreement, and to have the opportunity to solicit other competitive bids to sell the Company. Further, the Objectors alleged that the Company had failed to provide documentation relating to the Stock Purchase Agreement to them. After considering the Objectors' and the parties' initial arguments, the court granted both the parties and the Objectors an additional seven days, through August 19, 1996, to submit written memoranda in support of their positions. Both the Objectors and the parties submitted written memoranda supporting their positions in regard to the Settlement Agreements and the Stock Purchase Agreement. On or about August 23, 1996, the court in the Second State Action reviewed and considered the 1996 Settlement Agreement, the Stock Purchase Agreement and the 1993 Settlement Agreement, written memoranda submitted by various parties and other comments and objections and ordered that: (1) the notice given pursuant to Rule 23.1 of the applicable rules of civil procedure for the State of Utah was adequate, fair and proper; (2) the procedural and substantive objections of Jenny T. Morgan (a director and shareholder of the Company), Gerard E. Morgan, John C. Morgan and Karen J. Morgan be overruled; (3) the 1996 Settlement Agreement was fair, adequate and reasonable; (4) the Petition to Terminate the 1993 Settlement Agreement was fair, adequate and reasonable; and (5) the 1996 Settlement Agreement and Petition to Terminate the 1993 Settlement Agreement was approved. As required by the Transaction Agreements, as defined below, the 1996 Settlement Agreement and the Morgan Settlement Agreement were approved by the Third Judicial District Court of Salt Lake County, West Valley Department Utah, on or about August 28, 1996. The Order to Show Cause was dismissed with prejudice and the 1993 Settlement Agreement was terminated on August 29, 1996.


     On July 3, 1996, following the execution of the Letter of Intent and the execution of the Morgan Settlement Agreement and the 1996 Settlement Agreement, the Company and IMCC entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") (the Letter of Intent, the Morgan Settlement Agreement, the 1996 Settlement Agreement and the Stock Purchase Agreement are hereinafter referred to as the "Transaction Agreements") whereby the Company issued and sold 1,275,912 shares (the "Purchased Shares") of common, $.10 par value per share stock (the "Common Stock") to IMCC, which is wholly owned by John Fife (who, after the acquisition became a director of the Company and currently serves as a director of the Company), so that IMCC owned a 50.5% interest in the Company. IMCC acquired the Purchased Shares at a price equal to $3.35 per share for an aggregate purchase price of $4,274,305.20 (the "Purchase Price"), of which $641,145.78 was paid in cash by IMCC to the Company at the closing. The remaining $3,633,159.42 was evidenced by IMCC's promissory note (the "Note"). The Note bears interest at a rate equal to the short-term applicable federal rate published by the Internal Revenue Service in effect at the time of closing, and is adjusted on each anniversary of the Note to the applicable short-term federal rate in effect on such anniversary date. Interest on the Note is paid currently in arrears on each anniversary of the Note. At the closing, IMCC paid $197,872.52 to the Company which amount represented the present value first year of interest due under the Note. IMCC has paid the Company $220,532.78, for interest due under the Note through July 3, 1998. Furthermore, IMCC has prepaid the Company an additional $159,571.42 towards interest which will become due under the Note on July 3, 1999. The principal and any unpaid interest accrued under the Note is due and payable August 1, 2001. The Note is secured by the Purchased Shares as evidenced by a stock pledge agreement, dated as of July 3, 1996, by and between IMCC and the Company (the "Stock Pledge Agreement"). Pursuant to a separate written guaranty agreement, John Fife personally guaranteed payment of 25% of all amounts due under the Note. The issuance to IMCC pursuant to the Stock Purchase Agreement was exempt from registration under
Section 4(2) of the Securities Act of 1933 because it was a transaction by an issuer not involving any public offering.









ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

(a)  Exhibits

EXHIBIT NO.                  DESCRIPTION                       LOCATION/INCORPORATION BY REFERENCE
-----------                  -----------                       -----------------------------------
2.2           Stock Purchase Agreement                     Incorporated by reference to Exhibit 1 to
                                                           13D-A as filed September 9, 1996
3.1           Articles of Incorporation of Utah            Incorporated by reference to Exhibit 3.A to
              Resources International, Inc.                the Company's registration statement on Form
                                                           10 as filed June 22, 1981
3.2           Bylaws of Utah Resources International,      Incorporated by reference to Exhibit 3.B to
              Inc.                                         the Company's registration statement on Form
                                                           10 as filed June 22, 1981

EXHIBIT NO.                  DESCRIPTION                       LOCATION/INCORPORATION BY REFERENCE
-----------                  -----------                       -----------------------------------

3.3           Amendment of Bylaws dated November 17,       Incorporated by reference to Exhibit 3.3 to
              1992                                         the Company's Annual Report of Form 10-KSB
                                                           for the year ended December 31, 1992
3.4           Amendment of Bylaws -- December, 1994        Incorporated by reference to Exhibit 3.4 to
                                                           the Company's Annual Report of Form 10-KSB
                                                           for the year ended December 31,1994
3.5           Amendment to Articles of Incorporation       Incorporated by reference to Exhibit 3.5 to
              adopted by shareholders January 26, 1995     the Company's Annual Report of Form 10-KSB
                                                           for the year ended December 31, 1994
4.1           Instruments defining the rights of           See Exhibit numbers 3.1 through 3.5
              security holders, including indentures
5.1           Opinion of Wildman, Harrold, Allen & Dixon   Filed Herein
10.1          Share Exchange Agreement                     Incorporated by reference to Exhibit 3 to
                                                           Form 8-K as filed July 20, 1995
10.2          Stock Purchase Agreement                     Incorporated by reference to Exhibit 1 to
                                                           Form 13D-A as filed September 9, 1996
10.3          Splitoff Agreement                           Incorporated by reference to Exhibit 10.36
                                                           to the Company's Annual Report on Form
                                                           10-KSB for the year ended December 31, 1995
10.4          Morgan Settlement Agreement                  Incorporated by reference to Exhibit 10.37
                                                           to the Company's Annual Report on Form
                                                           10-KSB for the year ended December 31, 1995
10.5          1996 Settlement Agreement                    Incorporated by reference to Exhibit 10.38
                                                           to the Company's Annual Report on Form
                                                           10-KSB for the year ended December 31, 1995
21            List of Subsidiaries                         Incorporated by reference to Exhibit 21 to
                                                           the Company's Annual Report on Form 10-KSB
                                                           for the year ended December 31, 1992
23            Consent of Tanner + Co.                      Filed Herein
27            Financial Data Schedule                      Filed Herein


- ---------------




     (b)  Financial Statement Schedule:


     All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

(A)  FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

     for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B) INCORPORATED ANNUAL AND QUARTERLY REPORTS.

     to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.


(C) REQUEST FOR ACCELERATION OF EFFECTIVE DATE OR FILING OF REGISTRATION STATEMENT ON FORM S-8

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(D) INCLUDE THE FOLLOWING IN A REGISTRATION STATEMENT PERMITTED BY RULE 430A UNDER THE SECURITIES ACT OF 1933:


     (1) that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) that for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the following persons in the capacities indicated on December 29, 1998.

                                   UTAH RESOURCES INTERNATIONAL, INC.


                                   By:  /s/
                                        ------------------------------------
                                        John M. Fife, President,
                                        Director, CEO, CFO and
                                        Chairman of the Board



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS JOHN FIFE, AS HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES TO SIGN THE REGISTRATION STATEMENT (INCLUDING POST-EFFECTIVE AMENDMENTS AND REGISTRATION STATEMENTS FILED PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT OF 1933, AND ANY OR ALL AMENDMENTS THERETO), AND THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION GRANTING UNTO SAID ATTORNEY-IN-FACT AND AGENT THE FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE FOREGOING, AS FULL TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEY-IN-FACT AND AGENT OR ANY OF THE, OR HIS SUBSTITUTE, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been duly signed by the following persons in the capacities indicated on December 29, 1998.



                      SIGNATURE                                            TITLE
                      ---------                                            -----
                  /s/ JOHN M. FIFE                     President, Director, CEO, CFO (and principal accounting
- -----------------------------------------------------  officer) and Chairman of the Board
                    John M. Fife

                   /s/ GERRY BROWN                     Vice President
- -----------------------------------------------------
                     Gerry Brown


                /s/ LYLE D. HURD, JR.                  Director
- -----------------------------------------------------
                  Lyle D. Hurd, Jr.

                   /s/ DAVID FIFE                      Director
- -----------------------------------------------------
                     David Fife

               /s/ STUART B. PETERSON                  Director
- -----------------------------------------------------
                 Stuart B. Peterson

                  /s/ GREGORY WHITE                    Director
- -----------------------------------------------------
                    Gregory White